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                                                                    EXHIBIT 10.1

                                                                      07/31/98








                            SHARE PURCHASE AGREEMENT


                                     BETWEEN


                                   VIAD CORP,
                             a Delaware Corporation
                                    ("Viad")
                                   as "Seller"


                                       AND


                            CRUISE LINE HOLDINGS CO.,
                             a Delaware Corporation
                                   as "Buyer"


                            Dated as of July 31, 1998



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                                TABLE OF CONTENTS



1.  PURPOSES.................................................................  1
    1.1.  BUSINESS...........................................................  1
    1.2.  AGREEMENT..........................................................  1

2.  DEFINITIONS..............................................................  1
    2.1.  CERTAIN DEFINED TERMS..............................................  1
    2.2.  ACCOUNTING TERMS...................................................  1

3.  PURCHASE AND SALE OF COMPANIES' SHARES...................................  2
    3.1.  PURCHASE AND SALE..................................................  2
    3.2.  PURCHASE PRICE.....................................................  2
    3.3.  INTENDED NET ASSETS................................................  2
    3.4.  SHARE TRANSFERS....................................................  3
    3.5.  INTERCOMPANY ACCOUNTS..............................................  3
    3.6.  CLOSING............................................................  3

4.  PURCHASE PRICE ADJUSTMENT................................................  4
    4.1.  ADJUSTMENT.........................................................  4
    4.2.  ADJUSTMENT PROCEDURES..............................................  4
          (a)  NET BUSINESS ASSETS REPORT....................................  4
          (b)  OBJECTIONS....................................................  5
          (c)  FAILURE TO AGREE..............................................  5
    4.3.  SETTLEMENT.........................................................  6
          (a)  NET ASSETS DEFICIENCY.........................................  6
          (b)  NET ASSETS EXCESS.............................................  6

5.  SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING SELLER................  7
    5.1.  CORPORATE ORGANIZATION.............................................  7
    5.2.  AUTHORITY..........................................................  7
    5.3.  NO VIOLATION.......................................................  8
    5.4.  CONSENTS AND APPROVALS.............................................  9

6.  SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY
    AND THE BUSINESS.........................................................  9
    6.1.  CORPORATE ORGANIZATION, ETC........................................  9
    6.2.  CAPITALIZATION..................................................... 10
    6.3.  NO VIOLATION-COMPANY............................................... 11
    6.4.  EQUITY AND OTHER INTERESTS......................................... 12
    6.5.  FINANCIAL STATEMENT................................................ 12
    6.6.  TAXES.............................................................. 13
          (a)  FILING OF RETURNS............................................. 13


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          (b)  EXAMINATION OF RETURNS........................................ 14
          (c)  AGREEMENTS/WAIVERS............................................ 15
          (d)  TAX SHARING AGREEMENTS........................................ 15
          (e)  AUDITS........................................................ 15
          (f)  WITHHOLDING................................................... 15
          (g)  REAL PROPERTY HOLDING COMPANY................................. 16
          (h)  DEDUCTIBLE PAYMENTS........................................... 16
    6.7.  ASSETS OF COMPANY/BUSINESS..........................................16
          (a)  TITLE......................................................... 16
          (b)  ADEQUACY OF ASSETS............................................ 16
    6.8.  REAL PROPERTY...................................................... 17
          (a)  OWNED REAL PROPERTY........................................... 17
          (b)  LEASED REAL PROPERTY.......................................... 17
          (c)  RIGHT OF OCCUPANCY/USE........................................ 17
          (d)  DEFAULTS...................................................... 18
          (e)  LAWFUL USE.................................................... 18
          (f)  CONDEMNATION.................................................. 18
    6.9.  INTELLECTUAL PROPERTY...............................................18
          (a)  LIST OF RIGHTS................................................ 18
          (b)  TITLE......................................................... 19
          (c)  CONFLICTS..................................................... 20
    6.10. CONTRACTS.......................................................... 20
          (a)  LIST OF CONTRACTS............................................. 20
          (b)  BINDING CONTRACTS............................................. 22
          (c)  CONSENTS...................................................... 23
    6.11. LITIGATION......................................................... 23
    6.12. EMPLOYEE AND RELATED MATTERS....................................... 24
          (a)  BENEFITS PLANS................................................ 24
          (b)  COPIES OF PLANS............................................... 24
          (c)  CLAIMS, ETC................................................... 25
          (d)  CONTRIBUTIONS................................................. 25
          (e)  GROUP HEALTH PLANS............................................ 26
          (f)  FUNDING....................................................... 26
          (g)  SEVERANCE LIABILITIES......................................... 26
    6.13. ABSENCE OF CHANGES OR EVENTS....................................... 27
          (a)  NO CHANGES.................................................... 27
          (b)  INCREASES IN PAYMENTS/EXPENSES................................ 28
          (c)  SHARES IN THE BUSINESS........................................ 28
          (d)  TRANSFER OF ASSETS............................................ 29
          (e)  ACQUISITIONS.................................................. 29
          (f)  FAILURE TO OPERATE IN ORDINARY COURSE......................... 30
          (g)  CHANGE IN INSURANCES.......................................... 30
          (h)  CHANGE IN ACCOUNTING.......................................... 30
          (i)  MAINTENANCE OF BOOKS.......................................... 30



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          (j)  CAPITAL EXPENDITURES.......................................... 30
          (k)  ENCUMBRANCES.................................................. 31
          (l)  DEBT.......................................................... 31
          (m)  PROPERTY DAMAGE/LOSS.......................................... 31
          (n)  DISTRIBUTIONS................................................. 31
          (o)  CONTRACTS..................................................... 31
          (p)  CHANGE IN STATUS OF CONTRACTS................................. 32
          (q)  EMPLOYEE BENEFIT PLANS........................................ 32
          (r)  OTHER EVENTS.................................................. 32
    6.14. COMPLIANCE WITH APPLICABLE LAWS.................................... 32
    6.15. EMPLOYEE AND LABOR RELATIONS....................................... 33
          (a)  KEY EMPLOYEES................................................. 33
          (b)  STRIKES....................................................... 33
          (c)  UNION ORGANIZATION............................................ 33
          (d)  UNFAIR PRACTICES.............................................. 33
          (e)  EEOC MATTERS.................................................. 33
    6.16. ABSENCE OF UNDISCLOSED LIABILITIES................................. 34
    6.17. BROKERS AND FINDERS................................................ 34
    6.18. BOOKS OF ACCOUNTS; RECORDS......................................... 34
    6.19. INVENTORIES........................................................ 35
    6.20. INDEBTEDNESS; GUARANTIES........................................... 35
    6.21. ENVIRONMENTAL...................................................... 35
    6.22. AFFILIATED TRANSACTIONS............................................ 36
    6.23. GOVERNMENT CONTRACTS............................................... 37
    6.24. NO ILLEGAL PAYMENTS, ETC........................................... 37
    6.25. INSURANCE.......................................................... 37
    6.26. ANA................................................................ 38
    6.27. MINORITY PARTNERS.................................................. 39

7.  REPRESENTATIONS AND WARRANTIES OF BUYER.................................. 39
    7.1.  CORPORATE ORGANIZATION AND QUALIFICATION........................... 39
    7.2.  AUTHORITY.......................................................... 40
    7.3.  NO VIOLATION....................................................... 40
          (a)  NO CONFLICTS.................................................. 40
          (b)  NO DEFAULTS................................................... 40
    7.4.  CONSENTS AND APPROVALS............................................. 41
    7.5.  NOTES.............................................................. 41
    7.6.  INVESTMENT......................................................... 42
    7.7.  FUNDING OF PURCHASE PRICE.......................................... 42

8.  ADDITIONAL COVENANTS AND AGREEMENTS; ACKNOWLEDGMENTS..................... 43
    8.1.  CONDUCT OF THE BUSINESS............................................ 43
    8.2.  REASONABLE EFFORTS................................................. 44
    8.3.  ACCESS TO INFORMATION.............................................. 44


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    8.4.  PUBLICITY.......................................................... 44
    8.5.  TAXES.............................................................. 45
          (a)  MUTUAL ASSISTANCE............................................. 45
          (b)  ALLOCATION OF TAX LIABILITY................................... 45
          (c)  TAX AUDIT ADJUSTMENTS......................................... 47
          (d)  TAX RETURNS................................................... 48
          (e)  SECTION 338(H)(10) ELECTION................................... 49
          (f)  FIRPTA CERTIFICATE............................................ 50
          (g)  TAX SHARING AGREEMENTS........................................ 50
          (h)  Applicable Period............................................. 51
    8.6.  INSURANCE AND FINANCIAL ACCOMMODATIONS............................. 51
          (a)  PRECLOSING.................................................... 51
          (b)  POST CLOSING.................................................. 51
          (c)  BUYER'S INSURANCE INDEMNITY................................... 52
          (d)  SELLER'S INSURANCE INDEMNITY.................................. 52
          (e)  AGREEMENT REGARDING CONCESSION GUARANTIES..................... 53
    8.7.  RESIGNATIONS....................................................... 53
    8.8.  THIRD-PARTY CONSENTS............................................... 54
    8.9.  V-RIP PENSION PLAN................................................. 54
          (a)  POST-CLOSING CONTRIBUTIONS.................................... 54
          (b)  NO TRANSFER OF FUND ASSETS.................................... 55
          (c)  BUYER COOPERATION............................................. 55
          (d)  SAVINGS PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN................ 56
          (e)  RETIREE WELFARE BENEFITS...................................... 56
          (f)  TRANSFER OF ASSETS............................................ 57
    8.10. CONFIDENTIAL INFORMATION; SOLICITATION OF PERSONNEL................ 57
          (a)  SELLER OBLIGATION............................................. 58
          (b)  BUYER OBLIGATION.............................................. 58
    8.11. OBLIGATIONS UNDER FINANCIAL ACCOMMODATIONS......................... 59
    8.12. LIABILITIES UNDER CERTAIN PLANS.................................... 59
    8.13. ASSUMPTION/REPLACEMENT OF OBLIGATIONS/FINANCIAL ACCOMMODATIONS..... 59
    8.14. CERTAIN LEASEHOLDS................................................. 60
    8.15. OTHER DOCUMENTS/ACTIONS............................................ 60
    8.16. NOTICE OF DEVELOPMENTS............................................. 60
    8.17. POST CLOSING AFFILIATION........................................... 61
    8.19. BOARD ACTION....................................................... 62
    8.20. ADDITIONAL AUDITS.................................................. 62

9.  CONDITIONS............................................................... 62
    9.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS............................. 62
          (a)  GOVERNMENTAL AND REGULATORY CONSENTS.......................... 63



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          (b)  PROHIBITIONS.................................................. 63
          (c)  BOARD APPROVAL................................................ 63
    9.2.  CONDITIONS TO OBLIGATIONS OF BUYER................................. 64
          (a)  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENT...... 64
          (b)  THIRD-PARTY CONSENTS.......................................... 65
          (c)  OPINION....................................................... 65
          (d)  FINANCING..................................................... 65
          (e)  NO MATERIAL ADVERSE CHANGE.................................... 65
          (f)  ALL NECESSARY ACTIONS......................................... 66
          (g)  CARNIVAL CRUISE LINES, INC. AND DADE COUNTY................... 66
    9.3.  CONDITIONS TO OBLIGATIONS OF SELLER................................ 66
          (a)  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENT...... 66
          (b)  ASSUMPTIONS OF OBLIGATIONS.................................... 67
          (c)  OPINIONS...................................................... 67
          (d)  ALL NECESSARY ACTIONS......................................... 68

10. CLOSING DELIVERIES....................................................... 68
    10.1. DELIVERIES BY SELLER............................................... 68
          (a)  CORPORATE RESOLUTION.......................................... 68
          (b)  SHARE CERTIFICATES............................................ 68
          (c)  OFFICER'S CERTIFICATE......................................... 68
          (d)  ARTICLES AND BYLAWS........................................... 68
          (e)  CORPORATE RECORDS............................................. 69
          (f)  LEGAL OPINION................................................. 69
          (g)  CERTIFICATE OF INCUMBENCY..................................... 69
          (h)  OTHER DOCUMENTS............................................... 69
    10.2. DELIVERIES BY BUYER................................................ 69
          (a)  CORPORATE RESOLUTION.......................................... 69
          (b)  CASH PURCHASE PRICE........................................... 70
          (c)  NOTES......................................................... 70
          (d)  OFFICER'S CERTIFICATE......................................... 70
          (e)  LEGAL OPINION................................................. 70
          (f)  ASSUMPTION OF OBLIGATIONS..................................... 70
          (g)  RELEASES...................................................... 70
          (h)  CERTIFICATE OF INCUMBENCY..................................... 70
          (i)  OTHER DOCUMENTS............................................... 70

11. TERMINATION.............................................................. 71
    11.1. TERMINATION BY MUTUAL CONSENT...................................... 71
    11.2. TERMINATION BY BUYER OR SELLER..................................... 71
    11.3. TERMINATION BY BUYER............................................... 71
    11.4. TERMINATION BY SELLER.............................................. 72


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    11.5. EFFECT OF TERMINATION AND ABANDONMENT.............................. 72

12. INDEMNIFICATION.......................................................... 73
    12.1. SURVIVAL OF REPRESENTATIONS........................................ 73
    12.2. INDEMNIFICATION BY THE SELLER...................................... 73
          (a)  INDEMNITY..................................................... 73
          (b)  LIMITATIONS................................................... 74
    12.3. INDEMNIFICATION BY BUYER........................................... 76
    12.4. TERMINATION OF INDEMNIFICATION..................................... 77
    12.5. PROCEDURES RELATING TO INDEMNIFICATION............................. 77
          (a)  NOTICE........................................................ 77
          (b)  PARTICIPATION................................................. 78
          (c)  ACCEPTANCE OR DISPUTE......................................... 80
    12.6. PAYMENT OF INDEMNITY PAYMENTS...................................... 81
    12.7. FRAUD.............................................................. 81

13. MISCELLANEOUS AND GENERAL................................................ 81
    13.1. PAYMENT OF EXPENSES................................................ 81
    13.2. MODIFICATION OR AMENDMENT.......................................... 81
    13.3. WAIVER OF CONDITIONS............................................... 82
    13.4. COUNTERPARTS....................................................... 82
    13.5. GOVERNING LAW...................................................... 82
    13.6. NOTICES............................................................ 82
    13.7. ENTIRE AGREEMENT; ASSIGNMENT....................................... 83
    13.8. PARTIES IN INTEREST................................................ 84
          (a)  SUCCESSORS.................................................... 84
          (b)  COMPANY'S ASSUMPTION.......................................... 84
    13.9. OBLIGATION OF COMPANY.............................................. 84
          (a)  SELLER RESPONSIBILITY......................................... 84
          (b)  BUYER RESPONSIBILITY.......................................... 84
    13.10.     REMEDIES FOR BREACH........................................... 85
    13.11.     CAPTIONS...................................................... 85
    13.12.     FURTHER ASSURANCES............................................ 85
    13.13.     DISPUTE RESOLUTION............................................ 85
    13.14.     SEVERABILITY.................................................. 86


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                                    SCHEDULES
                                    ---------

Schedule 2.1      Defined Terms
Schedule 3.2      Junior Subordinated Notes-Rights & Preferences
Schedule 3.3      Intended Net Assets Balance
Schedule 5.3      No Violation -- Seller
Schedule 5.4      Consents and Approvals
Schedule 6.1(a)   Company Qualification
Schedule 6.1(b)   Subsidiary Information
Schedule 6.2      Capitalization
Schedule 6.3      No Violation - Company
Schedule 6.4      Equity Interests
Schedule 6.5      Financial Statements
Schedule 6.6      Taxes
Schedule 6.8      Leased Real Property
Schedule 6.9      Intellectual Property
Schedule 6.10     Contracts
Schedule 6.11     Litigation
Schedule 6.12     Employee and Related Matters
Schedule 6.13     Changes or Events Since the Signing
Schedule 6.14     Compliance with Applicable Laws
Schedule 6.15     Employee and Labor Relations
Schedule 6.16     Undisclosed Liabilities
Schedule 6.19     Inventories
Schedule 6.20     Guarantees of Company
Schedule 6.22     Affiliated Transactions
Schedule 6.23     Government Contracts
Schedule 6.25     Insurance
Schedule 6.26     ANA Information


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Schedule 6.27     Minority Partners
Schedule 7.4      Consents and Approvals
Schedule 7.6      Accredited Investor Status
Schedule 7.7      Commitment Letter
Schedule 8.6      Insurance and Financial Accommodations
Schedule 8.6(e)   Concession Guaranties
Schedule 8.7      Resignations
Schedule 8.12     Participants in SERP, Supplemental 401(k) MIP and PUP
Schedule 9.2(b)   Third Party Consent Exceptions
Schedule 9.2(c)   Opinions of Seller's Counsel
Schedule 9.3(b)   Assumption of Financial Accommodations
Schedule 9.3(c)   Opinion of Buyer's Counsel
Schedule 13.13    Dispute Resolution


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                                                                        07/31/98

                            SHARE PURCHASE AGREEMENT

         This SHARE PURCHASE AGREEMENT ("Agreement"), dated as of July 31, 1998, is between Viad Corp, a Delaware corporation, ("Seller"), and Cruise Line Holdings Co., a Delaware corporation ("Buyer").


                                    RECITALS

1.       PURPOSES.

         1.1. BUSINESS. Seller is the owner of all of the outstanding shares of capital of Greyhound Leisure Services, Inc., a Florida corporation ("Company"). Buyer intends to acquire the business conducted by Company or its Subsidiaries by purchase of all the Shares.

         1.2. AGREEMENT. In consideration of the mutual representations, warranties, covenants and agreements, and subject to all of the terms and conditions specified herein, Seller and Buyer hereby agree as set forth herein.

2.       DEFINITIONS.

         2.1. CERTAIN DEFINED TERMS. Capitalized terms herein are defined terms having the meanings stated on SCHEDULE 2.1 hereto (such meanings to be equally applicable to both the singular and plural forms of such terms).

         2.2. ACCOUNTING TERMS. All accounting terms not



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specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States, or the equivalent accounting principles in the jurisdiction of incorporation, or the jurisdiction governing the conduct of a portion of the Business conducted by any foreign Subsidiary, as applicable, in each case applied consistent with prior practice ("GAAP").

3.       PURCHASE AND SALE OF COMPANIES' SHARES.

         3.1. PURCHASE AND SALE. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell and Buyer shall purchase the Shares and all other assets necessary to conduct the Business as currently conducted.

         3.2. PURCHASE PRICE. Subject to the adjustment provisions hereof, the consideration to be paid or provided to Seller by Buyer hereunder ("Purchase Price") shall be Ninety Million Dollars (US$90,000,000), Eighty Million Dollars (US$80,000,000) of which Buyer shall pay Seller at Closing by wire transfer to an account specified by Seller and the remainder of which shall be in the form of Issuer's Junior Subordinated Notes in an original principal amount of ten million dollars (US$10,000,000) issued to Seller at Closing ("the Notes") having the terms substantially as described in SCHEDULE 3.2 hereof.

         3.3. INTENDED NET ASSETS. The Purchase Price is based on the assumption that the difference between all of the combined assets of the Company and all of the combined liabilities of the Company, ("Net Assets") shall be (US$31,782,000) thirty-one million, seven hundred eighty-two thousand dollars as of the




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Closing ("Intended Net Asset Balance") which is a calculation in accordance with
GAAP of those Net Assets in the December 31, 1997 balance sheet of Company adjusted as shown on SCHEDULE 3.3 hereof and reflecting the provisions of
Section 3.5 hereof.

         3.4. SHARE TRANSFERS. Seller shall deliver to Buyer at Closing certificates or other documentation representing the Shares, duly endorsed in blank or accompanied by transfer powers duly endorsed in blank, in proper form for transfer of all of Seller's interest in the Shares.

         3.5. INTERCOMPANY ACCOUNTS. All indebtedness of Company and its Subsidiaries to Seller and Seller to Company and any Subsidiary as of the Closing Date ("Intercompany Accounts") shall be contributed by Seller to the capital of Company or the Subsidiaries as appropriate, and by Company and Subsidiaries to Seller as appropriate.

         3.6. CLOSING. The closing of the transactions ("Transactions") contemplated by this Agreement ("Closing") shall take place at 10:00 a.m. on or before August 31, 1998 ("Closing Date") at the offices of Viad at 1850 North Central Avenue, Phoenix, Arizona 85077-2212, unless otherwise agreed by the parties hereto. Notwithstanding any other provisions hereof, if the Closing has not occurred by the close of business on September 15, 1998, either party shall be entitled to terminate this Agreement pursuant to the provisions of Sections
11.3 hereof (Termination by Buyer) and 11.4 hereof (Termination by Seller) so long as such terminating party is not in material breach of its obligations hereunder.




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4.       PURCHASE PRICE ADJUSTMENT.

         4.1. ADJUSTMENT. The Purchase Price shall be adjusted by adding thereto any increase, or subtracting therefrom any decrease, as the case may be, in the Net Assets as stated in the Net Assets Report as of the Closing Date as compared with the Intended Net Assets Balance. The parties agree that at the time of preparation of the Net Assets Report, an adjustment shall be made such that the liabilities shown on the Net Assets Report shall be reduced by the income and franchise tax liabilities (of the Company and Subsidiaries) retained by Seller.

         4.2. ADJUSTMENT PROCEDURES.
                  (a) NET BUSINESS ASSETS REPORT. Not later than 90 days following the Closing Date, Buyer shall deliver to Seller a draft report stating the Net Assets as of the Closing Date ("Net Assets Report"), and at such time shall also provide Seller, its accountants and independent auditors, access to the books and records of Company for the purpose of reviewing and auditing (as necessary, upon reasonable notice and at the place or places designated by Seller in its reasonable judgment) the draft Net Assets Report. No later than 30 days following receipt of the draft Net Assets Report, Seller shall advise Buyer, in writing, that Seller either (i) agrees with the draft Net Assets Report, or (ii) has proposed modifications to the draft Net Assets Report. If Seller has proposed modifications to the draft Net Assets Report, Seller shall submit to Buyer, in writing, a reasonably specific description of its objections and the adjustments which Seller believes should be made. If Seller agrees or




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         provides no response to the draft Net Assets Report, such report shall be deemed to be the Net Assets Report for purposes of this Agreement. If Seller has proposed modifications to the draft Net Assets Report, Seller, for a period of 15 days following delivery of such proposed modifications, shall provide to Buyer, its accountants and independent auditors, upon reasonable notice, access to the related work papers of Seller.

                  (b) OBJECTIONS. If, by the close of business on the last day of such 15-day period, Buyer has notified Seller in writing that it has no objections to the proposed modifications to the draft Net Assets Report, or if it has notified Seller in writing it has objections and Seller agrees with the objections, then the draft Net Assets Report shall be deemed to be the Net Assets Report with agreed objections, if any, for the purposes of this Agreement.

                  (c) FAILURE TO AGREE. If, by the end of such 15-day period, the parties are unable to agree on the contents of the draft Net Assets Report, then KPMG Peat Marwick, certified public accountants or, if unavailable, such firm which is one of the six largest independent firms of certified public accountants mutually acceptable to the parties hereto, shall review the disputed matters and, as soon as practicable deliver to Seller and Buyer a statement setting forth its determination as to the proper treatment of the modifications as to which there was disagreement and such statement shall be the Net Assets Report with the determination of Net Assets for the purposes of this




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         Agreement. Such determination shall be final and binding upon the parties hereto without any further right of appeal; provided, however, that the acceptance of Buyer and Seller of such determination shall not constitute or be deemed to constitute a waiver of the rights of such party in respect of any other provisions of this Agreement. All charges of such independent accounting firm incurred in making such determination shall be borne equally by Buyer and Seller.

         4.3. SETTLEMENT. Upon final determination of the Net Assets as of the Closing Date the following settlement shall occur:

                  (a) NET ASSETS DEFICIENCY. If Net Assets as of the Closing Date are less than the Intended Net Assets Balance, Seller promptly shall pay Buyer the difference in cash by wire transfer of immediately available funds; or

                  (b) NET ASSETS EXCESS. If Net Assets as of the Closing Date exceed the Intended Net Assets Balance, then

                           (i) if the Seller has not been released from its
                  Concession Guaranties pursuant to Section 8.6(e) hereto, then Buyer promptly shall pay Seller the amount of the difference in cash by wire transfer of immediately available funds; or

                           (ii) if Seller has been released from its Concession
                  Guaranties pursuant to Section 8.6(e) hereto, then Buyer shall pay Seller the amount of the difference by promptly issuing to Seller an additional



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                  Note in an original principal amount equal to such difference.

5.       SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING SELLER.
Subject to disclosures contained on the Schedules, Seller makes the following representations and warranties to Buyer:

         5.1. CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full corporate power and authority to carry on its business as it is now being and as heretofore conducted and to own the properties and assets it now owns, is duly qualified or licensed to do business as a foreign corporation, and is in good standing in each state and territory of the U.S. and foreign jurisdiction in which its ownership of property or the conduct of its business requires such qualification, other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business, operations, condition (financial or otherwise) or prospects of Seller, and has full corporate power to execute and deliver this Agreement and to carry out the Transactions.

         5.2. AUTHORITY. Except as provided in Section 5.4 hereof, Seller has taken all actions required by Law, its Articles, Bylaws or otherwise, to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions, and, except for approval of Seller's Board which will have been obtained not more than 7 business days after the final date of execution hereof, no other corporate proceeding on the part of Seller is necessary to



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authorize the execution, delivery and performance by Seller of this Agreement.
This Agreement has been duly and validly executed and delivered by Seller and is a valid and legally binding agreement enforceable against Seller in accordance with its terms, except (a) as it may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and, (c) subject to approval of Seller's Board as herein contemplated.

         5.3. NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will violate any provisions of the Articles or Bylaws of Seller. Except as disclosed on SCHEDULES 5.3 AND 5.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the modification, limitation or revocation of, or result in the loss, suspension, impairment or forfeiture of any right, privilege or benefit under, or require any payment under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any provision of (a) any note, bond, debt instrument, mortgage, indenture, deed of trust, item of intellectual property, permit, license, lease, lien, contract, commitment, agreement or other instrument or arrangement to which Seller or any of its subsidiaries is a party or by which any of their respective properties, assets or businesses are bound or (b) any Law or Order applicable to Seller or by which Seller or any of its subsidiaries is bound or by which any of their respective properties or assets or businesses is bound or affected.

         5.4. CONSENTS AND APPROVALS. Except as disclosed on SCHEDULE 5.4 hereto, and for the requirements of Title II of the HSR Act and the Exon-Florio Amendment, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

6. SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY AND THE BUSINESS. Except as otherwise stated or disclosed on the Schedules, Seller makes the following representations and warranties to Buyer:

         6.1. CORPORATE ORGANIZATION, ETC. Company is duly organized, validly existing and in good standing under the Laws of Florida. Company has full corporate power and authority to carry on the Business as now being conducted and heretofore conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each state and territory of the United States and foreign jurisdiction listed on SCHEDULE 6.1(a), which jurisdictions are the only jurisdictions in which its ownership of property or the conduct of its business requires such qualification, other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the Business, operations, condition (financial or otherwise) of Company. SCHEDULE 6.1(b) sets forth for each of Company's Subsidiaries: (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock,
(iii) the number of issued and outstanding shares of each class of its capital stock, the names of the record holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has full corporate power and authority to carry on the Business as now being conducted and heretofore conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each state and territory of the United States and foreign jurisdiction listed on SCHEDULE 6.1(b), which jurisdictions are the only jurisdictions in which its ownership of property or the conduct of its business requires such qualification, other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business, operations, condition (financial or otherwise) or prospects of Company.

         6.2. CAPITALIZATION. All outstanding Shares are owned by the Seller, and all outstanding Subsidiary Shares held in the name of the Company are owned by the Company, in each case, free and clear of any Encumbrances, and all of the Shares and Subsidiary

Shares are validly issued, fully paid and nonassessable. There are not as of the date hereof and there will not be at the Closing Date any outstanding stock appreciation rights, preemptive rights or any other outstanding or authorized options, warrants, calls, rights, agreements or commitments, to which Company is a party, or may be bound, requiring Company to issue, transfer, sell, purchase, redeem or acquire, or register under any Securities Law, any shares of capital or any debt securities or any other securities or rights convertible into, exchangeable or, or evidencing the right to subscribe for or acquire, any shares of capital of Company or any Subsidiary. Except as shown on SCHEDULE 6.2 hereof, there are not, as of the date hereof, nor will there be on the Closing Date, any shareholder agreement, voting trust restrictions or limitations on transfer or other agreements or understandings to which Seller is a party relating directly to any Shares or Subsidiary Shares excepting those restrictions and limitations under the Securities Laws.

         6.3. NO VIOLATION-COMPANY. Except as disclosed on SCHEDULE 6.3 hereto, neither the execution and delivery of this Agreement nor the consummation by Seller of the Transactions, will (a) conflict with, or result in any violation of, the Articles or Bylaws of Company or any Subsidiary; (b) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the modification, limitation or revocation of, or result in the loss, suspension, impairment or forfeiture of any right, benefit, or privilege under, or require any payment under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any provision of (i) any note, bond, debt instrument, lien, mortgage, indenture, deed of trust, item of intellectual property, permit, license, lease, contract, commitment, agreement or other instrument or arrangement to which either Company or any Subsidiary is a party or by which any of their respective properties or assets are bound or (ii) any Law or Order applicable to Company or any of the Subsidiaries, or by which they are bound or by which any of their respective properties or assets are bound or affected, or (c) result in the creation of any Encumbrances upon any of the properties or assets of Company or the Subsidiaries.

         6.4. EQUITY AND OTHER INTERESTS. Except for interests disclosed on
SCHEDULE 6.4 hereto, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock of or other interests in any corporation, joint venture, limited liability company, partnership or other entity.

         6.5. FINANCIAL STATEMENT. SCHEDULE 6.5 hereto sets forth the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1997 for Company and the Subsidiaries and (ii) consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows for the 3 months ended March 31, 1998 which have been reviewed by Seller's public accounting firm, and March 31, 1997 for Company and the Subsidiaries. The Financial Statements (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete and present fairly the financial condition of Company and the Subsidiaries as of such dates and the results of operations of Company and the Subsidiaries for such periods and are consistent with the books and records of Company and the Subsidiaries, subject to normal and recurring year end adjustments and in the case of the unaudited financial statements, the absence of notes. There is no liability of any kind required to be disclosed under GAAP, whether accrued, absolute, fixed or contingent, of Company and the Subsidiaries that is not disclosed, reflected or reserved against in the audited financial statements, except such liabilities or obligations incurred in the ordinary course of business since December 31, 1997.

         6.6.     TAXES.

                  (a)      FILING OF RETURNS.

                           (i) Each of Company and its Subsidiaries has filed or
                  caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority all Returns required to be filed by the Code or by applicable foreign, state or local Laws or orders relating to Taxes and Returns in effect from time to time through the Closing Date and all such Returns were complete and accurate in all material respects;

                           (ii) All Taxes (whether or not shown to be due on
                  such Returns) have been paid, or will be timely paid in full by the due date thereof; and

                           (iii) Except as stated on SCHEDULE 6.6 hereto, no Tax
                  liens have been filed by any Governmental Authority against any property or assets of Company.

                           (iv) The unpaid Taxes of Company and its Subsidiaries
                  (A) did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Balance Sheet in the Financial Statements of Section 6.5 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns.

                           (v) No claim has ever been received by the Company or
                  any of its Subsidiaries during the preceding 5 years from a Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) EXAMINATION OF RETURNS. To Seller's Knowledge, the U.S. federal, state, local or foreign Returns (whether filed on a separate or consolidated basis) in which Company, or any of its Subsidiaries has filed or has joined in filing have been examined by the IRS or the equivalent state, local or foreign Governmental Authority (if applicable) for all the taxable years through the years ended as shown or explained on SCHEDULE 6.6. All deficiencies resulting from such examinations have either been paid or adequately provided for in the Financial Statements or are the subject of a good faith and timely contest.

                  (c) AGREEMENTS/WAIVERS. Except as disclosed on SCHEDULE 6.6, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to (i) any Returns required to be filed with respect to, or (ii) any powers of attorney in respect of, Company or any of its Subsidiaries.

                  (d) TAX SHARING AGREEMENTS. Except as disclosed on SCHEDULE 6.6, Company is not a party to any Tax allocation or sharing agreement.

                  (e) AUDITS. Except as disclosed on SCHEDULE 6.6, during the last 3 years there have been no, and there are no, ongoing audits or notification of audits of, nor was there any dispute or claim pending during any such period relating to, any Returns or reports of any Tax filed by or any Business activity engaged in by Company or any of its Subsidiaries.

                  (f) WITHHOLDING. Each of Company and its Subsidiaries has withheld all material Taxes and paid when due all such Taxes required to have been withheld in connection with amounts paid or owing to any employee, creditor, stockholder or other third party.

                  (g) REAL PROPERTY HOLDING COMPANY. None of Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (h) DEDUCTIBLE PAYMENTS. None of the Company and its Subsidiaries has made any payments or is a party to any agreement that under certain circumstances would obligate it to make any payments that would not be deductible under Code Sections 162(m) or 28OG or, to the best knowledge of the Seller under Code Section 162(a)(1), that are not, otherwise required to be capitalized under Code Section 263.

         6.7.     ASSETS OF COMPANY/BUSINESS.

                  (a) TITLE. Company has good title to, or a valid and subsisting leasehold title and the interest purported to be granted in the lease in respect of such property to, all assets used in the conduct of the Business, whether or not reflected on current Financial Statements or thereafter acquired, free and clear of all Encumbrances, except for receivables collected or assets sold or otherwise disposed of since December 31, 1997, in the ordinary course of business consistent with past practice.

                  (b) ADEQUACY OF ASSETS. The assets of Company, reflected in the Financial Statements, (i) constitute all the assets, properties and rights used by the Company in, and necessary to conduct, the Business, (ii) constitute assets currently owned, held, leased, licensed or otherwise available to Company and which directly or indirectly are or may be used in, or otherwise relate to, the Business.

         6.8.     REAL PROPERTY.

                  (a) OWNED REAL PROPERTY. Company and Subsidiaries do not own an interest in Real Property excepting interests as Lessees thereof.

                  (b) LEASED REAL PROPERTY. SCHEDULE 6.8 contains a description of Leased Real Property under which either Company or any Subsidiary is a lessee, sublessor, licensee, sublicensee or sublicensor or occupies such Real Property as a joint venturer or concessionaire under a Concession.

                  (c) RIGHT OF OCCUPANCY/USE. Excepting for the leasehold interest of Company in respect of premises at 400 Challenger Road, Port Canaveral, Florida, which has been sublet by Company to Premier Cruise Lines, Ltd. under sublease dated July 13, 1990 ("PCL Lease") and the Leases at Coconut Grove and Lake Buena Vista ("Hotel Leases"), as more fully described in SCHEDULE 6.8 hereto, Company has the right to occupy each parcel of Leased Real Property, which occupancy right is pursuant to a Lease, each of which is a legal, valid, binding and enforceable obligation of Company as applicable, and, to the Knowledge of Seller, each of the other parties thereto and is in full force and effect.

         Following the consummation of the Transactions, each Lease will continue to be a legal, valid, binding and enforceable obligation of the Company and to the Knowledge of Seller, each of the other parties thereto, and will be in full force and effect.

                  (d) DEFAULTS. Except as disclosed in SCHEDULE 6.8, none of Company or any Subsidiary or, to Seller's Knowledge, any other party thereto is in breach or default with respect to any term or condition of any Lease of Leased Real Property, no event has occurred which, with notice or the lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder, and no party has repudiated any provision thereof.

                  (e) LAWFUL USE. The operation of the buildings, fixtures and other improvements located on the Real Property by Company and the Subsidiaries is not in violation of any applicable building Law or code, zoning Law or other Law or Orders thereunder.

                  (f) CONDEMNATION. Neither Company nor any of the Subsidiaries has received notice of any proposed condemnation, special assessment, or any proposed material change in property Tax or land use laws affecting all or any portion of the Real Property.

         6.9.     INTELLECTUAL PROPERTY.

                  (a) LIST OF RIGHTS. SCHEDULE 6.9 hereto describes the Intellectual Property Rights necessary or desirable for use in the Business, including those which are the subject of Trademark, Patent or Copyright registrations or grants, or the subject of pending applications for Trademark, Patent or Copyright registrations or grants to which, to Seller's Knowledge, the ownership or right of use is claimed by Company and all agreements which include any assignment of, or license which affects such Intellectual Property Rights ("Rights Agreements").

                  (b) TITLE. Except as disclosed in SCHEDULE 6.9, all such listed Rights Agreements are in effect, and Company claims ownership or right of use of the Intellectual Property Rights identified as owned or licensed in SCHEDULE 6.9 (indicating thereon the owner or licensor thereof) free and clear of all Encumbrances. Except as disclosed in
         SCHEDULE 6.9, Company is using the Intellectual Property Rights that are claimed by it under color of title or license, whether by written Contract or otherwise. Except as disclosed in SCHEDULE 6.9, Company claims the right to transfer or assign all material Intellectual Property Rights that are licensed, without the consent of any other party, and, no person has any rights or has been granted any license under the licensed Intellectual Property Rights. Except as disclosed in
         SCHEDULE 6.9, all of the Intellectual Property Rights and all grants or registrations thereof are in full force and effect and all registrations and grants of such Intellectual Property Rights which are subject to and have become due for renewal or maintenance, have been renewed or maintained or are the subject of pending renewal applications or payment of maintenance. Except as disclosed in SCHEDULE 6.9, the use of the Intellectual Property Rights in the Business and the conduct of the Business as presently conducted do not infringe or violate the rights (statutory, contractual or otherwise) of any other person, and all Trademark, Patent and Copyright registrations and grants included in the Intellectual Property Rights which are indicated as being owned by Company are owned by Company as disclosed. Each of the Intellectual Property Rights on SCHEDULE 6.9 will be owned or available for use by Buyer immediately subsequent to Closing hereunder on identical terms and conditions as available to Company and the Subsidiaries prior to Closing. Company and the Subsidiaries have taken all necessary and desirable action to maintain and protect each Intellectual Property Right.

                  (c) CONFLICTS. Except as disclosed in SCHEDULE 6.9, no Intellectual Property Rights are involved in an interference, conflict, cancellation, opposition or reexamination proceeding. Except as disclosed in SCHEDULE 6.9, Seller has no Knowledge that any of the Intellectual Property Rights have been, are being, or will be infringed by others or that any Information has been or is being misappropriated by others; nor does Seller have any Knowledge that any Person has obtained, sought, is seeking, or will seek to obtain patent coverage on any invention or development used in the conduct of the Business or which is the subject of any of the Patents or Information.

         6.10.    CONTRACTS.

                  (a) LIST OF CONTRACTS. SCHEDULE 6.10 hereto sets forth, a list of each of the following types of agreements ("Contracts") to which Company or any Subsidiary is a party or by or to which the Business may be affected materially or its properties may be bound or subject:

                           (i) All written and Known oral Contracts and
                  Concessions for the conduct of the Business involving payments in excess of US$100,000 per year (or its equivalent in foreign currency);

                           (ii) Any written or Known oral Contract under which
                  Company has loaned any money or guaranteed indebtedness of others or which obligates Company to do any of the foregoing (other than endorsements for the purpose of collection in the ordinary course of business);

                           (iii) Any unexpired written or Known oral Contract
                  (other than as listed in Section 6.10(a)(i) hereof) involving more than US$100,000 each (or its equivalent in foreign currency) or extending more than 6 months from the date hereof for the purchase of materials, goods, supplies or services;

                           (iv) Any Contract concerning confidentiality or
                  noncompetition;

                           (v) Any Contract relating to Company or its
                  Subsidiaries, their assets, liabilities and businesses between or among Company or any of the

                  Subsidiaries and any of their affiliates;

                           (vi) Any collective bargaining agreement;

                           (vii) Any Contract providing for the employment or
                  consultancy with any individual on a full-time, part-time, consulting or other basis in excess of $75,000 or providing severance or retirement benefits;

                           (viii) Any Contract under which the Company or its
                  Subsidiaries has advanced or loaned any amount to any of its stockholders, affiliates, directors, officers, or employees other than in the ordinary course of business; and

                           (ix) Any Contract under which the consequences of a
                  default or termination is reasonably likely to have a Material Adverse Effect on the Business, financial condition, operations, results of operations, or future prospects of Company.

                  (b) BINDING CONTRACTS. Each Contract (excepting oral Contracts not enforceable pursuant to the statute of frauds or a similar Law) is legal, valid, and binding, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by or subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors' rights generally or by general principles of equity (assuming proper authorization by all requisite action by the other party thereto, which, to Seller's Knowledge, has occurred), except as disclosed on
         SCHEDULE 6.10 or the other Schedules attached hereto. Company has performed all material obligations required to be performed by it under the Contracts and is not (and with the passage of time or the giving of notice, or both, will not be) in breach or default in any material respect thereunder and, to Seller's Knowledge, no other party to any of such Contracts is (or with the lapse of time or the giving of notice, or both, will be) in breach or default in any material respect thereunder.

                  (c) CONSENTS. Except as disclosed on SCHEDULE 6.10, no consent of any party to a Contract is required in connection with consummation of the Transactions.

         6.11. LITIGATION. SCHEDULE 6.11 hereto sets forth a list, of all pending or to the Knowledge of Seller, threatened Actions by or against Company, the Subsidiaries or any of their respective properties, assets, operations or the Business, other than Actions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Company is not in default under any Order and there are no Actions pending or to the Knowledge of Seller threatened against, and no Orders entered against, Company or any Subsidiary that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

         6.12. EMPLOYEE AND RELATED MATTERS.
                  (a) BENEFITS PLANS. SCHEDULE 6.12 hereto sets forth each employee benefit plan (except those plans set forth in Sections 8.9 and 8.12 hereof), whether written or, to Seller's knowledge, oral, including without limitation, each profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees; defined benefit pension plan defined contribution plan, medical, dental, vision, life insurance, sick pay, disability, severance or other written plan, or, to Seller's knowledge oral, practice, program or policy, established administered, maintained or to which the Seller or Company has contributed, in which any Employee former Employee or beneficiary of any Employee or former Employee currently participates, or under which any Employee has participated or is or will be entitled to any benefits or on behalf of which Company is or has acted as a fiduciary, sponsor or administrator since December 31, 1992 (all of the foregoing individually, a "Plan" and collectively, the "Plans").

                  (b) COPIES OF PLANS. Seller has made available to Buyer copies of (i) the most recent annual reports on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (ii) copies of the Plans and/or Summary Plan Descriptions and the most recent actuarial valuations related to the Plans, and (iii) a copy of the most recent IRS determination letter for each Plan for which such a letter was obtained. All reports or other documents required by law or contract to be filed with any governmental agency or distributed to Plan participants or beneficiaries have been timely filed or distributed. Each employee benefit plan which is intended to be "qualified" has been determined to be so qualified and such determination has not been modified, revoked or limited and nothing has occurred (or failed to occur) since the receipt of such determination letters that would adversely affect such Plan's qualification.

                  (c) CLAIMS, ETC. Except as described in SCHEDULE 6.12, to Seller's Knowledge, each of the Plans and any trust created thereunder has been operated and administered in all material respects in accordance with its terms and in compliance with applicable Laws and Orders. No prohibited transaction within the meaning of Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code with respect to any Plan has occurred during the five-year period preceding the date of this Agreement for which a class exemption is not available. There are no pending or threatened claims or suits, grievance, arbitration or other manner of litigation involving any of the Plans or assets thereof other than routine claims for benefits in the ordinary course.

                  (d) CONTRIBUTIONS. All contributions required to be made to each Plan have been timely made or accrued for on the Financial Statements, and none of the Plans has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of the Plan and Company has not incurred any resulting liability for excise tax. There has been no termination, partial termination, discontinuance to any Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the IRS and PBGC; Company, or any other entity with whom Company is under "common control" (as such term is defined in Section 4062 of ERISA) has not incurred and does not expect to incur any liability under Section 4062 of ERISA or with respect to any "multi-employer plan" (as such term is defined in Section 4001(a)(3)of ERISA). To Seller's Knowledge, the Company has no Liabilities with respect to any employee benefit plans other than with respect to the Plans.

                  (e) GROUP HEALTH PLANS. To Seller's Knowledge, with respect to any "group health plan" under Section 4980B of the Code and related regulations (relating to the benefit continuation rights imposed by COBRA), there is no material Liability with respect to the reporting, disclosure, notice, election and other benefit requirements imposed under COBRA.

                  (f) FUNDING. To Seller's Knowledge, with respect to each Plan, there will be no Liability of Company as of the Closing Date that has not been either paid or reasonably estimated and reserved for in accordance with GAAP applied consistently with past practice of the Company.

                  (g) SEVERANCE LIABILITIES. Except as otherwise disclosed in
         SCHEDULE 6.12 or as may result from actions of

         Buyer or Company on or after the Closing Date, neither the signing and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Company under any Severance Pay Policy, (ii) increase any benefits otherwise payable under any Severance Pay Policy, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Severance Pay Policy.

                  (h) Except as set forth on SCHEDULE 6.12, Company does not maintain, and is not obligated to provide benefits under, any life, medical or health plan which provides benefits to retirees or other terminated employees other than health care continuation benefits pursuant to COBRA.

                  (i) There is no provision of any Plan, or any action by the Seller on or before the date of Closing that would preclude Company from modifying, amending or terminating any Plan.

         6.13. ABSENCE OF CHANGES OR EVENTS. Since December 31, 1997, except as disclosed on SCHEDULE 6.13 hereto, there has not been any:

                  (a) NO CHANGES. Change in the Business, financial condition, assets, Liabilities, or results of operations of Company, except for changes which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (b) INCREASES IN PAYMENTS/EXPENSES. Except for actions taken by Company in the ordinary course of business consistent with past practice, (i) increases in the base compensation payable or to become payable by Company to any of the Employees, (ii) except for amounts awarded pursuant to Plans in existence as of December 31, 1997 and listed on SCHEDULE 6.12, any bonus, incentive compensation, or service award granted, made or accrued, contingently or otherwise, for or to the credit of any of the Employees, or directors or officers of Company or any Subsidiary (iii) employee welfare, pension, or retirement, made or agreed to by Company for any Employee whether past or present, except pursuant to Plans in existence as of December 31, 1997, and listed on SCHEDULE 6.12, (iv) amendment of or new employment, Severance Pay Policy or other compensation or severance pay agreement involving annual compensation in excess of $25,000, or management or consulting agreement involving annual payments in excess of $25,000 to which Company or any Subsidiary is a party and pursuant to which any third party will perform services for Company, (v) except for amounts granted in the ordinary course off business, consistent with past practice under existing Contracts or policies described in SCHEDULE 6.13, grant or award of any termination or severance payment for any Employees or
         (vi) modification or change in the employment terms for any director, officer or Employee of the Company or any Subsidiary;

                  (c) SHARES IN THE BUSINESS. Issuance, sale or written or oral Contract to issue or sell (i) any shares of capital, or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital or any other participation in Company or any Subsidiary or the Business;

                  (d) TRANSFER OF ASSETS. Except for settlement of Intercompany Accounts as provided for in Section 3.5 hereof or the payment of dividends in accordance with its past practices, sale, assignment or transfer of any of the assets of Company which are material individually or in the aggregate to Company other than in the ordinary course of business and consistent with past practice;

                  (e) ACQUISITIONS.
                           (i) Acquisition by Company or any Subsidiary, by
                  merger or consolidation with, or purchase of substantially all of the assets or capital, or any other acquisition of any material assets or business of, any corporation, partnership, limited liability Company, association or other business organization or division thereof;

                           (ii) Written or oral Contract by Company to enter
                  into or formation of any joint venture, partnership or other similar arrangement or form any other new material arrangement involving the Business; or

                           (iii) Amendment to the Articles or Bylaws of Company
                  or any Subsidiary;

                  (f) FAILURE TO OPERATE IN ORDINARY COURSE. Failure to operate Company in the ordinary course consistent with past practice, and failure to preserve for Company its customers and others having material Business relations with it (including suppliers, licensors, licensees and distributors), except to the extent that such failure to preserve would not have, individually or in the aggregate, a Material Adverse Effect;

                  (g) CHANGE IN INSURANCES. Change in or discontinuance of any existing policies of Insurance with coverages for Company and Subsidiaries in full force and effect at least at such levels as were in effect on December 31, 1997;

                  (h) CHANGE IN ACCOUNTING. Change in accounting methods or practices by Company, or reversal of previously established accounting provisions or treatments, or any change in the method of applying GAAP, or the realization of any extraordinary or nonrecurring gain;

                  (i) MAINTENANCE OF BOOKS. Failure to maintain Company's books and records in the usual, regular and ordinary manner on a basis consistently applied;

                  (j) CAPITAL EXPENDITURES. Capital expenditures in excess of US$100,000 in the aggregate or the execution of any Lease or any incurring of any commitment or Liability therefor by Company which is not in the ordinary course of business, or the cost of which is in excess of US$100,000 each (or its equivalent in foreign currency);

                  (k) ENCUMBRANCES. Mortgage, pledge or other Encumbrance of any asset of Company, other than in the ordinary course of business consistent with past practice;

                  (l) DEBT. Incurrence of or commitment to incur any indebtedness for borrowed money or any assumption, guarantee, endorsement or other creation of responsibility for obligations of any other Person or any loan or advance to any Person by Company or any Subsidiary, except in the ordinary course of business and consistent with past practice;

                  (m) PROPERTY DAMAGE/LOSS. Damage, destruction or loss with respect to any assets of Company or any Subsidiary (whether or not covered by insurance) individually or in the aggregate having a Material Adverse Effect;

                  (n) DISTRIBUTIONS. Except for settlement of Intercompany Accounts as provided for in Section 3.5 hereof, and the payment of dividends in accordance with its past practices, declaration, setting aside or payment of dividends or distributions (whether in cash, capital shares, or property) in respect of any capital of Company or any Subsidiary or any redemption, purchase or other acquisition of any capital of Company or any Subsidiary;

                  (o) CONTRACTS. Contracts, lease, or license (or series of related Contracts, leases, and licenses) entered into other than in the ordinary course of business;

                  (p) CHANGE IN STATUS OF CONTRACTS. Acceleration, termination, modification, or cancellation of any Contract, lease, or license (or series of related Contracts, leases, and licenses) to which Company or its Subsidiaries is a party or by which any of them is bound;

                  (q) EMPLOYEE BENEFIT PLANS. Except as provided SCHEDULE 6.13, in Sections 8.9 and 8.12 hereof, and except as may be necessary to maintain compliance with applicable Laws, adoption, amendment, modification or termination of any Plan or other plan, contract, or commitment for the benefit of any director, officer, or Employee (or taken any such action with respect to any other Plan);

                  (r) OTHER EVENTS. Other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving Company or any Subsidiary.

None of Company, the Subsidiaries or Seller has committed to any of the foregoing. Since December 31, 1997, there has not been any change which has resulted in a Material Adverse Effect.

         6.14. COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed on SCHEDULE
6.14 hereto, Company has complied and is in compliance with all Laws and all Orders, except where noncompliance, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect.

         6.15. EMPLOYEE AND LABOR RELATIONS. Except as set forth on SCHEDULE
6.15 hereto:

                  (a) KEY EMPLOYEES. To the Knowledge of Seller, except as set forth on SCHEDULE 6.15, no executive, key Employee, or group of Employees has any plans to terminate employment with Company or any Subsidiary;

                  (b) STRIKES. There is no labor strike, dispute, or work stoppage or lockout pending or, to Seller's Knowledge, threatened against or affecting Company or any Subsidiary nor is there any labor organization representing any Employee in any of the foregoing in any such action;

                  (c) UNION ORGANIZATION. To Seller's Knowledge, no union organization campaign is in progress with respect to Employees and no question concerning representation exists respecting such Employees;

                  (d) UNFAIR PRACTICES. There is no unfair labor practice charge or complaint pending or, to Seller's Knowledge, threatened before the National Labor Relations Board or any equivalent or similar body of any state, local or foreign Governmental Authority having jurisdiction under any foreign labor Law against Company or any Subsidiary; and

                  (e) EEOC MATTERS. No charges with respect to or relating to Company or any Subsidiary are pending or to

         Seller's Knowledge, threatened before the Equal Employment Opportunity Commission or any similar body of any state, local or foreign Governmental Authority having jurisdiction over the Company or any Subsidiary.

         6.16. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
SCHEDULE 6.16 hereto, to Seller's Knowledge, neither Company nor any Subsidiary has any Liabilities except Liabilities (and, to Seller's Knowledge, there is no basis for any Liability) or obligations which (a) are adequately reflected or reserved against in the Financial Statements; (b) were incurred after December 31, 1997 in the ordinary course of business consistent with past practice; or
(c) are incurred or to be incurred in the performance of Contracts in effect as of the Closing.

         6.17. BROKERS AND FINDERS. None of the Company or the Subsidiaries has employed, contracted with, or has any obligation to, any investment banker, broker, finder, consultant or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the Transactions.

         6.18. BOOKS OF ACCOUNTS; RECORDS. Company's general ledgers, stock record books, minute books and other material records relating to its respective assets, properties, Contracts and outstanding legal obligations are, complete and correct, and have been maintained in accordance with sound business practices, Laws and other requirements except where any failure would not have a Material Adverse Effect.

         6.19. INVENTORIES. Except as disclosed in SCHEDULE 6.19, all of the inventories of goods, wares and merchandise of the Company and its Subsidiaries are in good and merchantable condition and salable in the ordinary course of business of Company, and none of such inventories are, defective, damaged, broken, shopworn or obsolete, subject only to the reserve for inventory writedown set forth on the face of the December 31, 1997 Balance Sheet (rather than any notes thereto) as adjusted for the passage of time through the Closing in accordance with GAAP and past practice and custom of Company and its Subsidiaries.

         6.20. INDEBTEDNESS; GUARANTIES. Except as set forth in the Financial Statements, none of Company or its Subsidiaries has indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the ordinary course of business), or capital lease obligations, conditional sale or other title retention agreements. Except as set forth in SCHEDULE 6.20 hereto, Company is not a guarantor or otherwise liable for any Liability or obligation of any other Person.

         6.21. ENVIRONMENTAL. Each of Company and its Subsidiaries is and has at all times been in compliance in all respects with all applicable Laws relating to environmental, natural resource, health or safety matters, except such non-compliance as has not had and could not reasonably be expected to have within 36 months following the Closing Date a Material Adverse Effect. Except such matters as have not had and could not reasonably be expected have within 36 months following the Closing Date a Material Adverse Effect, there is no Action pending or, to Seller's Knowledge, threatened against Company or any Subsidiary in respect of (i) noncompliance with any such Law, (ii) personal injury, wrongful death, other tortious conduct, or the existence of any nuisance relating to materials, commodities or products held, used, sold, transferred, manufactured or disposed of by or on behalf of Company or any Subsidiary or any predecessor entity made of, containing or incorporating any hazardous, noxious or toxic materials, commodities or substances, or (iii) the presence or release or threatened release into the environment of any pollutant, contaminant or toxic, hazardous or noxious material, substance or waste, whether solid, liquid or gas and whether generated by Company or any Subsidiary or any predecessor entity or located at or about a site included in the Real Property or heretofore owned by Company or any Subsidiary or any predecessor entity or currently leased or otherwise used by Company or any Subsidiary.

         6.22. AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 6.22 hereto none of Company or any Subsidiary is a party to or bound by any contract, commitment or understanding with Seller or its affiliates and none of the stockholders, directors or officers of Company or any Subsidiary or any of their affiliates or members of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the Business.

         6.23. GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 6.23 hereto none of Company and any Subsidiary has been and none is a party to any contract or arrangement with any Governmental Authority.

         6.24. NO ILLEGAL PAYMENTS, ETC. None of Seller, Company or any Subsidiary, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any of Company and its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the noncontinuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

         6.25. INSURANCE. SCHEDULE 6.25 hereto, sets forth a description of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) ("Insurance") maintained by Seller or Company pursuant to which Company or any Subsidiary is an insured. Other than as set forth on SCHEDULE 6.25, with respect to each such Insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) subject to
Section 8.6 hereof, the transactions contemplated hereby will not result in the cancellation or modification of such policies prior to Closing; (c) neither Company, nor any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) no party to the policy has repudiated any provision thereof. SCHEDULE 6.25 describes any self-insurance arrangements affecting any of Company and its Subsidiaries.

         6.26. ANA TRADING DUTY FEE CO., LTD. ("ANA"). Except as set forth on
SCHEDULE 6.26 hereto, to Seller's Knowledge, (i) there has not been any amendment to, modification to or termination under the ANA Shareholders Agreement attached hereto as part of SCHEDULE 6.26, (ii) the Company owns a 20% equity interest in ANA, (iii) Company and the Subsidiaries have no Liabilities with respect to any obligations of ANA, its properties and its business, and
(iv) there is no encumbrance on the Company's interest in

ANA or on any of the assets or properties of the business of ANA, except as may exist in favor of other shareholders of ANA under such law governing rights of shareholders of ANA or under such ANA shareholders Agreement.

         6.27. MINORITY PARTNERS. SCHEDULE 6.27 hereto sets forth the holders of the minority interests (the "Minority Partners") in each of the Subsidiaries. To Seller's Knowledge, no Minority Partner that qualifies or in the past has qualified, pursuant to the terms of any Contract of the Company or of any Subsidiary, as a "Disadvantaged Business Enterprise" (as defined in 49 Code of Federal Regulations Part 23) or similar entity fails to meet such requirements.

7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that:

         7.1. CORPORATE ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Material Adverse Effect. Buyer has all requisite power and authority (corporate or otherwise) and possesses all permits necessary to own its properties and to carry on its business as it is now being conducted.

         7.2. AUTHORITY. Buyer has the requisite power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions, including issuance of the Notes. This Agreement and the consummation by Buyer of the Transactions have been duly and validly authorized and approved by the Board of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as it may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability now or hereafter in effect relating to or affecting creditors' rights and to general principles of equity, and (b) that the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         7.3. NO VIOLATION. Neither the execution, delivery and performance of this Agreement nor the consummation by Buyer of the Transactions contemplated hereby nor issuance of the Notes, will:

                  (a) NO CONFLICTS. Conflict with or result in any violation of the Articles or Bylaws of Buyer; or

                  (b) NO DEFAULTS. Result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the modification, limitation or revocation of, or result in the loss, suspension, impairment or forfeiture of any right, privilege or benefit under, or require any payment under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any provision of
         (i) any note, bond, debt instrument, mortgage, indenture, deed of trust, item of intellectual property, permit, license, lease, lien, contract, commitment, agreement or other instrument or arrangement to which Buyer or any of its subsidiaries is a party or by which any of their respective properties, assets or businesses are bound or (ii) any Law or Order applicable to Buyer or by which Buyer or any of its subsidiaries is bound or by which any of their respective properties or assets or businesses is bound or affected.

         7.4. CONSENTS AND APPROVALS. Except for the requirements of Title II of the HSR Act and the Exon-Florio Amendment, if applicable, and (i) as may be required by applicable state corporate and Securities Laws, and (ii) as disclosed on SCHEDULE 7.4 hereto, no consent of, or registration, declaration or filing with, any Governmental Authority, or any other Person not a party to this Agreement, is required for the validity of the execution and delivery, or for the performance by Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transactions, including issuance of the Notes.

         7.5. NOTES. The issuance of the Notes, as described in SCHEDULE 3.2, has been duly authorized by all necessary corporate action and, when issued pursuant to the terms of this Agreement, will be valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as it may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity regardless of whether applied in a proceeding in equity or at law.

         7.6. INVESTMENT. Buyer (a) understands that the Shares have not been, and will not be, registered under the Securities Laws, and are being offered and sold in reliance upon U.S. federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Seller and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares,
(e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (f) is an accredited investor for the reasons set forth on
SCHEDULE 7.6 hereto.

         7.7. FUNDING OF PURCHASE PRICE. Buyer has furnished to Seller true and complete copies of the debt and equity commitment letters attached as SCHEDULE
7.7 ("Commitment Letters") by which funding for the cash portion of the Purchase Price will be available for consummation of the Transactions. Such Commitment Letters shall not be terminated, amended, modified or superceded in a manner that is, or is reasonably likely to be, adverse to

Seller without the written consent of Seller and, promptly upon any termination, amendment, modification or superceding of the commitment Letters, Buyer will notify Seller and provide complete copies thereof. As of the date of this Agreement, Buyer is not aware of any facts or circumstances that create a reasonable basis for Buyer to believe that Buyer will not be able to obtain financing in accordance with the terms of the Commitment Letters.

8.       ADDITIONAL COVENANTS AND AGREEMENTS; ACKNOWLEDGMENTS.

         8.1. CONDUCT OF THE BUSINESS. From the date hereof through the Closing Date, Seller shall cause Company and the Subsidiaries to operate the Business in the ordinary and usual course consistent with past practices. Without limiting the generality of the foregoing, Company (a) will not (and will not cause or permit any of its Subsidiaries to) other than in the ordinary and usual course of business consistent with past practices, (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation without Buyer's consent, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 6.13 hereof, and (b) will assert good faith efforts to (i) keep available to Buyer the services of Company's present officer's, employees, agents and independent contractors, (ii) preserve for the benefit of Buyer the goodwill of Seller's customers, suppliers, landlords and others having business relations with it, and (iii) cooperate with Buyer (without incurring any Liability or expenditure) in assisting

Buyer to complete the financing of the Purchase Price.

         8.2. REASONABLE EFFORTS. Seller and Buyer promptly shall (a) make their respective filings and thereafter make any other required submissions under all applicable laws, including filings under the HSR Act and the Exon-Florio Amendment, if applicable, with respect to the Transactions; and (b) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions as soon as practicable, including execution of all covenants herein.

         8.3. ACCESS TO INFORMATION. From the date hereof and through the Closing, upon reasonable notice, Seller and Company shall permit representatives of Buyer and its lenders to have reasonable access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to Company and all Subsidiaries.

         8.4. PUBLICITY. Except for disclosures specifically required by Law or any Order, no public announcement relating to the Transactions shall be released prior to Closing by Buyer, Seller, or Company, without the prior written consent of the other Parties. If disclosure specifically is required by Law or any Order, Buyer, Seller or, as applicable, Company shall give the other parties prior written notice of the disclosure to be made and a reasonable opportunity for them to consult with the disclosing party prior to making any such disclosure.

         8.5. TAXES.

                  (a) MUTUAL ASSISTANCE. Buyer and Seller shall provide each other such records and assistance (including execution of documents) as reasonably may be requested by either of them in connection with the preparation of any Return, any audit or other examination by any Governmental Authority, and any judicial or administrative proceedings relating to liability for Taxes (including refunds thereof) as provided pursuant to Section 8.5(b) hereof. From and after the Closing Date, Buyer agrees to retain and cause Company and its Subsidiaries to retain Tax records relating to tax periods relating to pre-Closing periods which are open for audit until the expiration of the statute of limitations and any extensions thereof. Any such records or other information disclosed pursuant hereto shall be held in confidence and shall not be disclosed to others for any reason whatsoever, except to the extent that such disclosure is required in order to effect the intent of this Agreement or such disclosure is required by law.

                  (b) ALLOCATION OF TAX LIABILITY. Seller shall be responsible for, shall indemnify and hold Buyer harmless against and from all Taxes shown on the final Net Assets Report for periods ending on or prior to Closing of Company and its Subsidiaries and any Person for which Company or any of its Subsidiaries has any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise for all taxable periods (or portions thereof) ending on or before the Closing Date to the extent that such Taxes exceed the aggregate accruals for Taxes reflected on the Net Assets Report. Buyer and Company jointly and severally shall be responsible for and shall indemnify and hold Seller harmless against all Taxes relating to the ownership and operations of Company for all taxable periods (or portions thereof) beginning on the date immediately following the Closing Date or thereafter. Seller shall be responsible for and shall indemnify and hold Buyer harmless for, from and against any Transaction Tax. In order to apportion appropriately any income Taxes relating to any taxable year or period that begins before or on and ends after the Closing Date, the parties hereto shall, to the extent permitted or not prohibited by applicable law, elect with the relevant taxing authority if required or necessary, to terminate the taxable year as of the Closing Date. In any case where applicable law does not permit Company or any of its Subsidiaries to treat such date as the end of a taxable year of such Company or Subsidiary, then whenever it is necessary to determine the liability for income Taxes of such Company or Subsidiary, for a portion of a taxable year, such determination shall (unless otherwise agreed to in writing by Buyer and Seller) be determined by a closing of such Company's or Subsidiary's books, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. In order to apportion appropriately any Taxes, other than income Taxes, relating to any taxable year or period that begins before or on and ends after the Closing Date, (a) ad valorem Taxes (including, without limitation, real and personal property

         Taxes) shall be accrued on a daily basis over the period for which the Taxes are levied, or if it cannot be determined over what period the Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, and (b) franchise and other privilege Taxes not measured by income shall be accrued on a daily basis over the period to which the privilege relates.

                  (c) TAX AUDIT ADJUSTMENTS. Buyer shall be responsible for the good faith representation of Company in regard to all present and future U.S. federal, state, local, and foreign Tax audits, protests and appeals for all years or periods open for the assessment of Tax deficiencies with respect to the Business and any additions thereto or extensions thereof through and including any Tax period ending on or before the Closing Date and all succeeding periods. Buyer promptly shall inform the Seller of (i) the commencement of any audit or examination, (ii) proposals of deficiencies or refunds, and (iii) the assessment of deficiencies or the agreement to refund an overpayment of Taxes, with respect to Company for any Tax period for which Seller has indemnified Buyer pursuant to Section 8.5(b) hereof. Seller shall be entitled to participate in such audits and any subsequent protests and appeals, and to review any workpapers relating thereto with respect to such Tax periods. Neither Buyer nor Company shall settle, compromise, accept, reject, protest or appeal any adjustment or proposed adjustment in connection with any Tax audit or examination unless Buyer and Company have first obtained the

         Seller's written approval, which approval shall not unreasonably be withheld or delayed, with respect to such adjustment if such actions would materially and adversely affect the Tax Liability of Company or Seller giving effect to this Agreement.

                  (d) TAX RETURNS. Prior to the Closing Date, Company, or Seller on behalf of Company, duly and timely shall file all Returns with respect to the ownership and operations of the Business required to be filed by it by such time (giving effect to any extensions available therefor) and shall pay all Taxes due and payable with respect to such Returns, provided that Seller or Company may contest in appropriate proceedings any Tax, governmental charge, duty, or assessment in accordance with the provisions of Section 8.5(c) hereof; and Company will withhold from each payment made to each of its Employees, if any, the amount of all Taxes (including, but not limited to, federal income taxes and the U.S. Federal Insurance Contribution Act Taxes and state and local income, wage, disability, unemployment, and similar Taxes) required to be withheld therefrom and will pay them, before they become delinquent, to the proper Governmental Authority. Seller duly and timely shall file all Returns and reports for Company for all taxable periods ending on or prior to the Closing Date, and Buyer duly and timely shall file all Returns and reports for Company and the Business or any additions thereto or extensions thereof for all taxable periods ending after the Closing Date. Buyer agrees to prepare or cause Company to prepare pro forma 1997 and short period 1998 (through the Closing Date) Returns (including state and local apportionment data) in a manner consistent with prior practice. Buyer and Company shall mutually cooperate with Seller to provide such 1997 Returns within a reasonable time after the Closing Date sufficient to enable Seller to review and timely file Seller's 1997 federal consolidated, and state and local Income and Franchise Tax Returns and to provide such 1998 Returns by 2 1/2 months following the Closing Date.

                  (e) SECTION 338(h)(10) ELECTION.

                           (i) Seller and Buyer will cooperate in making an
                  election under Code Section 338(h)(10) with respect to the sale of the Shares pursuant to this Agreement and a Code
                  Section 338(g) election with respect to the deemed sale of the stock of Company's Subsidiaries. The allocation of the Purchase Price shall be agreed by the Parties prior to Closing.

                           (ii) Seller will pay any Tax, including any federal,
                  foreign, state and local Taxes, whether determined on a consolidated, combined, unitary, separate or other return basis, attributable to, arising out of or resulting from the making of the Section 338(h)(10) Election and will indemnify the Buyer against any Taxes arising out of any failure to pay such Tax. Seller will also pay any state, local, or foreign Tax (and indemnify the Buyer against any Taxes arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Code Section 338(g) (or which result from the actual or deemed making of an election under Code Section 338(g)) with respect to the actual or deemed purchase and sale of the stock of Company and its Subsidiary hereunder where the state, local or foreign tax jurisdiction does not provide or recognize a Section 338(h)(10) Election, provided that Seller has a full opportunity to review and approve, which approval will not be withheld unreasonably, all actions necessary to execute such
                  Section 338(g) or similar state, local or foreign law. Seller will comply fully with all filing and other requirements necessary to effect the Section 338(h)(10) Election.

                  (f) FIRPTA CERTIFICATE. Seller agrees to deliver to Buyer a FIRPTA certificate as provided in Treasury Regulation
         Section .1.1445-2(b)(2).

                  (g) TAX SHARING AGREEMENTS. Other than the agreements contemplated herein, all Tax sharing agreements, policies, arrangements and practices with respect to or involving Company and its Subsidiaries will terminate as of the Closing Date and will have no further effect for any taxable year (whether a current year, a past year or a future year).

                  (h) APPLICABLE PERIOD. The obligations of the parties set forth in this Article 8 relating to Taxes will, except as otherwise agreed in writing, be unconditional and absolute and will remain in effect without limitation as to time or amount of recovery by any party hereto until thirty (30) days after the expiration of the applicable statute of limitations governing the Tax to which such obligations relate (after giving effect to any agreement extending or tolling such statute of limitations).

         8.6. INSURANCE AND FINANCIAL ACCOMMODATIONS.

                  (a) PRECLOSING. Seller shall cause all Insurance shown on
         SCHEDULE 6.25 and other Financial Accommodations shown on SCHEDULE 8.6 hereto to remain in effect until the Closing Date. Upon the signing of this Agreement Seller and Buyer shall cooperate to arrange for the replacement of such Insurance and other Financial Accommodations as of the Closing Date without Seller being a party responsible thereunder; and, subject to the provisions of Section 8.6(e) hereof, upon Closing Buyer shall have assumed all Liability under Financial Accommodations and shall have caused Seller to be released from all such Financial Accommodations except for the Concession Guaranties subject to the terms of Section 8.6(e).

                  (b) POST CLOSING. After the Closing, Buyer and Company shall be responsible for providing such Insurance policies or the coverages thereof as shown on SCHEDULE 6.25 and, subject to the provisions of
         Section 8.6(e) hereof, other Financial Accommodations as shown on
         SCHEDULE 8.6 for
         their own account without any participation, responsibility or liability of Seller whatsoever under such Insurance or other Financial Accommodations and, specifically, with no liability after the Closing to make payment of or contributions toward release calls and settlement payments assessed or claimed after Closing against the Seller as an insured or co-insured pursuant to the Steamship Mutual Underwriting Association or other maritime insurance club, policy or plan under which Company or any Subsidiary may be named additional insured or co-insured.

                  (c) BUYER'S INSURANCE INDEMNITY. Buyer hereby indemnifies and agrees to hold Seller harmless against and from any Liability or Loss resulting from (i) an occurrence after the Closing that is of the type covered by the insurance program described on SCHEDULE 6.25 and (ii) resulting from the Financial Accommodations (other than those pursuant to the Insurance program maintained by Seller or the Company identified on SCHEDULE 6.25). Buyer shall cause Company or any successor of Company to indemnify and hold Seller harmless against and from any such liability, jointly and severally with Buyer, by a document delivered to Seller at Closing in form and substance satisfactory to Seller.

                  (d) SELLER'S INSURANCE INDEMNITY. Subject to Section 8.6(b) hereof, Seller hereby indemnifies and agrees to hold Buyer harmless against and from any Liability or Loss resulting from an occurrence before the Closing that is of the type covered by any Insurance program maintained by

         Seller or Company identified on SCHEDULE 6.25.

                  (e) AGREEMENT REGARDING CONCESSION GUARANTIES. Buyer shall assert its best efforts to procure as of the Closing releases of Seller's obligations pursuant to the Concession Guaranties described in
         SCHEDULE 8.6(e) hereto. If such releases are not procured as of Closing, the failure to do so shall not be grounds for termination of this Agreement by Seller and such Concession Guaranties may remain in force in accordance with their terms until the earlier of (i) expiration of the current terms of the Concessions to which such Concession Guaranties relate; or (ii) amendment or extension of such Concessions having the effect of changing the terms, conditions or periods of application hereof. Upon the occurrence of the earlier of
         (i) or (ii) hereof, Buyer agrees that Seller may promptly take such action as Seller deems necessary to revoke or otherwise cease to be liable under such Concession Guaranties and Seller shall have no liability to Buyer in respect thereof. If such releases are not obtained at Closing, settlement of the Purchase Price Adjustment pursuant to Section 4 hereof shall be as provided in Section 4.3(b)(i) hereof and Buyer shall indemnify and hold harmless Seller for any Loss arising from the absence of such releases.

         8.7. RESIGNATIONS. Except to the extent Buyer directs otherwise, Seller shall cause the resignation of Company's present directors and officers, as set forth on SCHEDULE 8.7 hereto, effective as of the date Buyer causes them to be accepted.

         8.8. THIRD-PARTY CONSENTS. To the extent that (i) the change of ownership of the Shares or Subsidiary Shares or (ii) the consummation of the Transactions otherwise requires the consent, release or waiver of any third party, Seller shall use its best efforts to obtain such consent, release or waiver. Buyer agrees to use best efforts to cooperate with Seller to obtain such consents, including without limitation, the release of such financial information as may be required by the Third Party. If, within a reasonable time after Closing, Seller shall not be able to obtain the consent of Broward County with respect to the Ft. Lauderdale Hollywood International Airport ("FLHIA") concession operated by Company and Company's operations at FLHIA cease as a result, the Purchase Price shall be reduced by $319,280.00 and Seller shall be deemed in compliance with this Section 8.8 with respect to such consent. With respect to that certain lease between MICC Venture, a Florida general partnership and Company, although Seller does not believe that a consent is required, Seller agrees to indemnify and hold harmless Buyer for up to ninety-five percent (95%) of a Loss arising from the absence of such consent.

         8.9. V-RIP PENSION PLAN. As of the Closing Date, Seller shall terminate the eligibility of Employees to participate in V-RIP after the Closing Date, so that:

                  (a) POST-CLOSING CONTRIBUTIONS. Seller shall have no obligation for contributions to or funding of the V-RIP with respect to participating Employees after the

         Closing Date, except for the vesting of benefits relating to Employees participating in the V-RIP as of the Closing Date, and Seller shall retain all liability for such V-RIP pension benefits to participating Employees; and

                  (b) NO TRANSFER OF FUND ASSETS. Assets and Liabilities held by Seller or any trustee under the V-RIP with respect to fund benefits accrued for participating Employees and former Employees as of the Closing Date shall be retained by Seller or the trustee under V-RIP for funding V-RIP benefits vested as of the Closing Date. From and after the Closing Company and its Personnel (such Personnel acting in good faith in the performance of their duties) shall have no Liability with respect to V-RIP benefits or with respect to the V-RIP other than the obligations to cooperate with Seller set forth herein.

                  (c) BUYER COOPERATION. Buyer and Company shall cooperate with Seller in providing after the Closing Date information regarding continued service of Employees who were participants in V-RIP so that Seller may give proper credit for vesting service to such Employees under the V-RIP. Buyer also shall and shall cause Company to provide such all reasonable assistance and information to Seller with respect to Employees and former Employees participating or formerly participating in the Viad Capital Accumulation 401(k) Plan and the Viad Employee Stock Ownership Plan in order for Seller to perform such testing and calculations as required to maintain qualified status, make all reasonably necessary communications and all such other actions as appropriate.

                  (d) SAVINGS PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN. With respect to the Viad Capital Accumulation 401(k) Plan (the "Savings Plan") and the Viad Corporation Employee Stock Ownership Plan (the "ESOP") (collectively the "Savings Plan and ESOP"), Company shall cease participation in such the Savings Plan and ESOP prior to or coincident with the Closing. All assets and liabilities held by Seller or any trustee under the Savings Plan and ESOP with respect to Employees and Former Employees shall be retained by Seller, and Seller shall take all actions reasonably necessary and consistent with the terms of the Savings Plan and ESOP to cause all accrued benefits allocable to Employees and Former Employees in the Savings Plan and the ESOP to be either distributed or handled pursuant to such other election available pursuant to the terms of the Savings Plan and ESOP to such Employees and Former Employees as soon as reasonably practicable following the Closing. All Employees shall be fully and immediately vested in their entire account balances under the Savings Plan and the ESOP prior to distribution. From and after the Closing, Company and its Personnel (such Personnel acting in good faith in the performance of their duties) shall have no Liability with respect to the Savings Plan and ESOP other than the obligations to cooperate with Seller set forth herein.

                  (e) RETIREE WELFARE BENEFITS. All Employees who are eligible to receive post-retirement medical benefits under a Plan sponsored by Viad or any of its affiliates (the

         "Retiree Plan") if they retired under the Retiree Plan as of the Closing Date shall receive and continue to receive benefits under the Retiree Plan if they retire as of or prior to the Closing with the Company, under the same terms and conditions as applicable to Seller's or any of its affiliates' retirees. Seller intends to terminate the eligibility of Employees with respect to the Retiree Plan as of the Closing and satisfy all obligations with respect to the Retiree Plan, if any, prior to the Closing Date. Seller shall remain responsible for, and shall retain all reserves and obligations with respect to, any person receiving, or who would receive if they retired, post-retirement medical benefits as of the Closing Date. From and after the Closing, Company and its Personnel (such Personnel acting in good faith in the performance of their duties) shall have no liability with respect to the Retiree Plan other than the obligations to cooperate with Seller set forth herein. Notwithstanding the foregoing, nothing shall limit Seller's ability to terminate, amend or modify the Retiree Plan at any time.

                  (f) TRANSFER OF ASSETS. Any and all V-RIP or Retiree Plan assets and Liabilities reflected on the books of the Company shall be transferred to Seller as of the Closing Date. Buyer shall provide Seller with copies of the pension and related retiree files of all Employees for whom Seller retains liability under the V-RIP or retiree medical plan.

         8.10. CONFIDENTIAL INFORMATION; SOLICITATION OF PERSONNEL.

Seller and Buyer each covenant and agree as follows:

                  (a) SELLER OBLIGATION. Except as required by any Law or Order, Seller shall not, for a period of 3 years after the Closing Date (i) disclose to any Person other than Buyer or Company, in any manner, directly or indirectly, any Information pertaining to the Business, which is licensed to or owned in whole or in part by Company or the Subsidiaries or which has been created or developed for, used in or necessary for the conduct of the Business; and (ii) solicit, either directly or indirectly for employment by Seller or its subsidiaries, persons who are directors, officers, agents, employees or contractors of Buyer or of Company or any Subsidiary after the Closing Date, provided that this restriction shall not prohibit Seller from placing general recruitment advertisements in newspapers or other publications of general circulation or responding to unsolicited inquiries.

                  (b) BUYER OBLIGATION. Buyer shall not, and shall not permit Company or any Subsidiary or any successor thereof to, for a period of 3 years, disclose to any Person other than Seller or its subsidiaries (other than Company and Subsidiaries), in any manner, directly or indirectly, any Information pertaining to the businesses of Seller or its subsidiaries, which is licensed or owned in whole or in part by Seller or any of its subsidiaries or which has been created or developed for, used in or necessary for the conduct of such businesses.

         8.11. OBLIGATIONS UNDER FINANCIAL ACCOMMODATIONS. Subject to the terms of Section 8.6(e) hereof, as a condition to Closing, Buyer shall cause Company or any of its successors in the operation of the Business to assume, and Buyer itself shall assume, all of the obligations of Seller pursuant to all of the Financial Accommodations and shall obtain for Seller a full release of Seller from all obligations under the Financial Accommodations.

         8.12. LIABILITIES UNDER CERTAIN PLANS. Seller shall terminate the eligibility of Employees under the Supplemental Retirement Income Plan ("SERP"), Supplemental 401(k), and the deferred compensation plan for such Employees under the Performance Unit Plan ("PUP") and the Management Incentive Plan ("MIP") as of the Closing Date, shall retain all liability to participating Employees of Company thereunder and shall retain, or transfer from Company any of the assets or amounts, if any, funding, SERP, Supplemental 401(k), MIP or PUP and related deferred compensation. Employees participating in SERP, Supplemental 401(k), the MIP and the PUP as of the Closing Date are identified on SCHEDULE 8.12 hereto. Buyer shall cause Company to provide Seller with all relevant records related to the Employees identified on SCHEDULE 8.12.

         8.13. ASSUMPTION/REPLACEMENT OF OBLIGATIONS/FINANCIAL ACCOMMODATIONS. Buyer shall replace all of the duties and obligations of Seller pursuant to guarantees or other Financial Accommodations provided by Seller to Company hereto arising or accruing from and after the Closing Date, and shall execute and deliver such Assumption Agreements in form and substance as required by the issuing bank or other entity or such other documents evidencing replacement of Seller as a provider, guarantor, indemnitor, or primary obligor thereunder.

         8.14. CERTAIN LEASEHOLDS. Provided Company shall (a) assert commercially reasonable efforts to perform its obligations and enforce its rights under the PCL Lease and the Hotel Leases in accordance with their terms and take all steps necessary to mitigate its damages resulting from breach by Premier Cruise Lines, Ltd. under the PCL Lease or from breach by any landlord, sublessee or assignee under the Hotel Leases, and (b) not waive or release any of its rights as Sublessor, assignor or Lessee thereunder against Sublessee, assignee or Lessor thereunder by forbearance or otherwise, or (c) permit amendment of the material terms and conditions of the PCL Lease or Hotel Leases, Seller shall indemnify and save harmless Company against loss due to failure of Sublessee under the PCL Lease to pay rents, or loss due to failure of any landlord, sublessee or assignee to pay rents under the Hotel Leases. This indemnity shall be operable only if Company gives Seller notice of such failure to pay rent by the Sublessee under the PCL Lease or breaches of any landlord, sublessee or assignee under the Hotel Leases within 30 days after such failure to pay rent or breaches of such landlord.

         8.15. OTHER DOCUMENTS/ACTIONS. In addition to the foregoing, Buyer and Seller each shall execute such documents and take such other actions as may be required for it to assure performance of its other obligations stated herein.

         8.16. NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other party of any development causing a breach of any of its own representations and warranties in Section 5, 6 or 7 hereof. Seller, acting reasonably and in good faith, promptly shall supplement or amend any Schedule hereto to reflect facts occurring or discovered after the date hereof, which, if existing on the date hereof, would have been required to be described in any Schedule hereto; provided, however, that if the facts shown in such supplement or amendment could reasonably be expected to have a Material Adverse Effect, Buyer shall have the right to elect to terminate this Agreement, such election to be made within 4 days after Buyer's receipt of such supplement or amendment. Nothing herein shall serve to extend the dates stated in Sections
11.3 and 11.4 hereof.

         8.17. POST CLOSING AFFILIATION. As soon as reasonably practicable after Closing, Buyer shall cease to, and shall cause Company to cease to use any of the trademarks of Seller or to claim any affiliation with Seller in correspondence, communications or advertising of Company or its Subsidiaries. Until such time as Buyer fully complies with its obligations in this Section 8.17, Buyer agrees to refrain from any action referred to herein which would be reasonably likely to be adverse to Seller.

         8.18. EXCLUSIVITY. Seller will not permit any of its subsidiaries (including Company and its Subsidiaries), officers, directors, agents or affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person or enter into a consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any portion of the Business (other than sales of inventory in the ordinary course of business), (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer promptly if any Person makes any proposal or offer with respect to any of the foregoing.

         8.19. BOARD ACTION. The Chief Executive Officer of Seller and Seller's executive signing this Agreement promptly shall present this Agreement to Seller's Board with their respective recommendations for approval by the Board.

         8.20. ADDITIONAL AUDITS. Seller shall assert its best efforts to cause to be completed prior to Closing audited financial statements of Company in the fiscal years ended December 31, 1996 and 1995 comparable to the Financial Statements referred to in Section 6.5 hereto, provided that completion hereof shall not be a condition to Closing; and provided further that if any such audited financial statements shall not be completed prior to Closing, Seller shall deliver to Buyer such statements not more than one (1) month after the Closing.

9.       CONDITIONS.

         9.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the Transactions are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in writing, in whole or in part, to the extent permitted by applicable Law:

                  (a) GOVERNMENTAL AND REGULATORY CONSENTS. All filings, including filings required by the HSR Act and the Exon-Florio Amendment, required to be made prior to or on the Closing Date with, and all Permits required to be obtained prior to or on the Closing Date from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained (as the case may be) without restrictions having a Material Adverse Effect. In addition, no threat or challenge by any Governmental Authority to the consummation of the Transactions shall have been made or, if made, such threat or challenge shall have been resolved in favor of permitting such Transactions.

                  (b) PROHIBITIONS. No Governmental Authority having jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any action which prohibits or has a Material Adverse Effect on the consummation of the Transactions or Buyer's right or ability to own and operate the Business as it is currently conducted; provided, however, that the parties invoking this condition shall use commercially reasonable efforts to have any Order vacated or action terminated or dismissed.

                  (c) BOARD APPROVAL. The Board of Seller shall have approved the execution, delivery and performance of this Agreement within 7 business days after the final date of signing hereof.

         9.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the Transactions are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in writing, in whole or part by Buyer to the extent permitted by Law or any order:

                  (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENT.
         (i) Each of the representations and warranties of Seller herein that is qualified by reference to Material Adverse Effect shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and (ii) all other representations and warranties of Seller herein shall have been true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) except for such inaccuracies as are not reasonably likely to have a Material Adverse Effect; Seller shall have substantially or materially performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date; and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, on behalf of Seller signed by a duly authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, to such effect.

                  (b) THIRD-PARTY CONSENTS. Except as provided in Section 8.8, hereof, all required, authorizations, consents or approvals of any third party under the Contracts or otherwise, and all required consents or approvals of any third party, shall have been procured by Seller other than any such consent, approval, or authorization which, (i) if not obtained or made would not have a Material Adverse Effect on Buyer or Company as the case may be, or materially impair or delay the ability of Seller or Buyer, as the case may be, to effect the Closing and (ii) which are set forth on SCHEDULE 9.2(b) hereto.

                  (c) OPINION. Buyer shall have been furnished at the Closing with the opinion of Peter J. Novak, Vice President and General Counsel of Viad, dated as of the Closing Date with respect to the matters set forth on SCHEDULE 9.2(c) hereto.

                  (d) FINANCING. Buyer shall have been advanced the debt financing as contemplated by the Commitment Letters.

                  (e) NO MATERIAL ADVERSE CHANGE. There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect;

                  (f) ALL NECESSARY ACTIONS. All actions to be taken by Seller, Company and its Subsidiaries in connection with the consummation of the Transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

                  (g) CARNIVAL CRUISE LINES, INC. AND DADE COUNTY. Seller shall have received statements and delivered to Buyer, in a form reasonably satisfactory to Buyer, from Carnival Cruise Lines, Inc. ("CCL") and Dade County indicating that CCL and Dade County will not consider the Transaction to be a violation of the respective concession agreements.

         9.3. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the Transactions are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in writing, in whole or in part by Seller to the extent permitted by applicable Law or Order:

                  (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENT.
         (i) Each of the representations and warranties of Buyer herein that is qualified by reference to Material Adverse Effect shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, (except to the extent they relate to a particular date) and

         (ii) all other representations and warranties of Buyer herein shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) except for such inaccuracies as are not reasonably likely to have a Material Adverse Effect; (iii) Buyer shall have performed or complied substantially or materially with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and (iv) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, on behalf of Buyer signed by a duly authorized officer of Buyer, in form and substance reasonably satisfactory to Seller, to such effect.

                  (b) ASSUMPTIONS OF OBLIGATIONS. Seller shall have received from Buyer at Closing (i) the assumption by Company of those obligations of Seller as stated in Sections 8, 12 and 13.8, hereof in substantially in the form shown as SCHEDULE 9.3(b) hereto, and (ii) subject to the provisions of Section 8.6(e) hereto with respect to Concession Guaranties, a release of Seller from all of its Financial Accommodations except as provided in Section 8.6(e) as of the Closing Date.

                  (c) OPINIONS. Seller shall have been furnished at the Closing with an opinion of Ropes & Gray (Buyer's Counsel), dated as of the Closing Date with respect to the matters set forth on SCHEDULE 9.3(c) hereto.

                  (d) ALL NECESSARY ACTIONS. All actions to be taken by Buyer in connection with the consummation of the Transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

10.      CLOSING DELIVERIES.

         10.1. DELIVERIES BY SELLER. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered) the following:

                  (a) CORPORATE RESOLUTION. Enabling resolution of the Board of Seller authorizing the Transactions;

                  (b) SHARE CERTIFICATES. One or more stock certificates or other evidence satisfactory to Buyer representing the Shares;

                  (c) OFFICER'S CERTIFICATE. The Seller's certificate referred to in Section 9.2(a) hereof;

                  (d) ARTICLES AND BYLAWS. Copies of the Articles, and all amendments thereto, and the Bylaws, and all amendments thereto, of Company and the Subsidiaries, certified, in the case of the Articles as of the most recent practicable date by an official of the appropriate Governmental Authority, and in the case of the Bylaws, as of the Closing Date by the corporate secretary or other authorized officer of Company;

                  (e) CORPORATE RECORDS. All minute books, stock transfer books, stock certificate books, and corporate certificates, and all corporate seals and financial and accounting books and records of Company and the Subsidiaries;

                  (f) LEGAL OPINION. The opinion of counsel to Seller referred to in Section 9.2(c) hereof;

                  (g) CERTIFICATE OF INCUMBENCY. A certificate of incumbency of Seller certified by its secretary or assistant secretary, which shall identify by name, title and signature the officer(s) of Seller authorized to execute this Agreement and all related documents;

                  (h) OTHER DOCUMENTS. All other documents, instruments or writings reasonably required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith, including, without limitation, the resignations referred to in Section 8.7 hereof.

         10.2. DELIVERIES BY BUYER. At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

                  (a) CORPORATE RESOLUTION. Enabling resolution by the Board of Buyer authorizing the Transactions;

                  (b) CASH PURCHASE PRICE. The Cash portion of the Purchase Price to be wire transferred to the account or accounts designated by Seller;

                  (c) NOTES. The Notes executed by Issuer.

                  (d) OFFICER'S CERTIFICATE. The officer's Certificate referred to in Section 9.3(a) hereof;

                  (e) LEGAL OPINION. The opinion of counsel of Buyer's counsel referred to in Section 9.3(c) hereof;

                  (f) ASSUMPTION OF OBLIGATIONS. The documents described in
         SCHEDULE 9.3(b) hereto;

                  (g) RELEASES. Releases or replacement of those Financial Accommodations other than as provided in Section 8.6(e) hereof with respect to Concession Guaranties;

                  (h) CERTIFICATE OF INCUMBENCY. A certificate of incumbency of Buyer certified by its secretary or assistant secretary, which shall identify by name, title and signature the officer(s) of Buyer authorized to execute this Agreement and all related documents; and

                  (i) OTHER DOCUMENTS. All other documents, instruments or writings reasonably required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


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

11.      TERMINATION.

         11.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, by the mutual written consent of Buyer and Seller.

         11.2. TERMINATION BY BUYER OR SELLER. This Agreement may be terminated by action of either Buyer or Seller if any court of competent jurisdiction or some other Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions.

         11.3. TERMINATION BY BUYER. This Agreement may be terminated at any time prior to the Closing Date by action of the Board (or a duly authorized committee thereof) of Buyer, if (a) a condition to the performance of Buyer under Section 9.1 or Section 9.2 hereof shall not be fulfilled on or before the time specified for the fulfillment thereof, and such failure is not the result of action or nonaction of Buyer; (b) a failure, breach or default of any representation, warranty or covenant qualified by reference to a Material Adverse Effect or a failure, breach or default reasonably likely to have, a Material Adverse Effect of any other representation, warranty or covenant, of Seller shall occur hereunder, which failure, breach or default has not been cured within 5 business days following receipt by Seller of notice of such failure; or (c) at any time after September 15, 1998, if all of the conditions precedent to its obligation to effect the Transactions shall not have been fulfilled by reason other than Buyer's failure to comply with its obligations hereunder.



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

         11.4. TERMINATION BY SELLER. This Agreement may be terminated at any time prior to the Closing Date by action of Seller, if (a) a condition to the performance of Seller under Sections 9.1 or 9.3 hereof shall not be fulfilled on or before the time specified for the fulfillment thereof and such failure is not the result of action or nonaction of Seller; (b) a failure, breach or default, of any representation, warranty or covenant qualified by reference to a Material Adverse Effect or a failure, breach or default reasonably likely to have a Material Adverse Effect of any other representation, warranty or covenant, of Buyer shall occur hereunder, which failure, breach or default has not been cured within 5 business days following receipt by Buyer of notice of such failure; or
(c) at any time after September 15, 1998, if all of the conditions precedent to its obligation to effect the Transactions shall not have been fulfilled by reason other than Seller's failure to comply with its obligations hereunder.

         11.5. EFFECT OF TERMINATION AND ABANDONMENT. If this Agreement is terminated pursuant to this Section 11, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders, except that in the case of termination pursuant to Section 11.3 or Section 11.4 hereof because of a failure, default or breach of the other party, in which event the aggrieved party or parties, in addition to any and all other rights, remedies and damages available at law or equity, may recover from the defaulting party the amount of Loss or Losses incurred by such aggrieved party or parties in connection with this Agreement and the Transactions hereby which





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

the aggrieved party or parties would otherwise have to bear pursuant to Section
13.1 of this Agreement. Upon any termination hereof, all documents or other writings containing any Confidential Information given by Seller to Buyer pursuant to this Agreement, and any reports prepared by Buyer containing reference to such Confidential Information shall be returned to Seller and the terms and conditions of the Confidentiality Agreement shall remain in effect.

12.      INDEMNIFICATION.

         12.1. SURVIVAL OF REPRESENTATIONS. Except as stated in this Section 12, the representations and warranties in this Agreement or any document, certificate or other instrument required to be delivered hereunder shall survive the Closing, and except for those contained in Sections 6.6 (Taxes), and Section
6.12 (Employee and Related Matters) shall remain effective for a period of 1 year after the Closing Date regardless of any investigation or inquiry by Buyer or Seller at any time. The representations and warranties contained in Sections
6.6 and Section 6.12 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). All covenants and indemnities of any party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect in accordance with their respective terms.

         12.2. INDEMNIFICATION BY THE SELLER.

                  (a) INDEMNITY. Subject to the limitations set forth in Section 6 hereof (representations and warranties concerning Company), and this Section 12 and Section 13.13 hereof, (concerning dispute resolution) Seller, as Indemnifying Party, shall indemnify and hold harmless Buyer and its Personnel each as an Indemnified Party, for, against and from any Loss or Losses, suffered or incurred by Indemnified Party (for purposes of this Section 12.2 a Loss incurred by Company shall be deemed a Loss incurred by Buyer) to the extent arising from (i) any breach by Seller of any representation or warranty of Seller contained herein or in any document, certificate or other instrument required to be delivered hereunder which and to the extent it survives the Closing pursuant to Section 12.1 hereof (it being agreed that solely for the purposes of establishing whether any matter is indemnifiable pursuant to this clause (i), the accuracy of the representations and warranties made by Seller shall be determined without giving effect to the qualifications (if any) to such representations and warranties concerning "materiality" or Material Adverse Effect" for the period such representation and warranty survives; (ii) any breach of any covenant of Indemnifying Party contained in this Agreement or in any document, certificate or other instrument required to be delivered hereunder requiring performance responsibility or assumption of liabilities on or after the Closing Date, or (iii) any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Seller hereunder.

                  (b)      LIMITATIONS.

                           (i) Except as otherwise set forth in this

                  Agreement, Seller's obligation to indemnify, and hold harmless Indemnified Party under clause (i) of Section 12.2(a) (including any Schedule provided pursuant to Sections 5 and 6 hereof) other than with respect to any Loss or Losses arising from any breach by Seller of any representation or warranty of Seller contained in (or, on any Schedule provided pursuant to)
                  Section 6.6 (Taxes) (which amounts shall not be counted with respect to the calculation of Losses for purposes of the U.S. $2,000,000 "limitation" referenced herein) or Section 6.12 (Employee and Related Matters) shall be applicable only to the extent that the aggregate amount of all such Losses exceeds US$2,000,000 (or its equivalent in foreign currency) (the "limitation") and in that event, Seller's obligation to indemnify Buyer shall be with respect to the first dollar of Buyer's Losses;

                           (ii) In no event shall Seller's aggregate obligation
                  hereunder to indemnify, defend and hold harmless Indemnified Party under clause (i) of Section 12.2(a)(other than with respect to any Loss or Losses arising from any breach by Seller of any representation or warranty of Seller contained in Section 6.6 (Taxes) or Section 6.12 hereof (Employee and Related Matters) exceed an amount equal to 20% of the Purchase Price, as adjusted, actually received by Seller; and

                           (iii) Except as specifically stated herein, Seller
                  shall not be responsible for, accept any Liability for, or indemnify Buyer or Company or their respective Personnel against any obligation or Loss or Losses of Company, whether based on operation of law, governmental mandate or contract. Seller does not intend that its representations, warranties, covenants or agreements herein inure to the benefit of any third party beneficiary (other than CS First Boston, lender to Buyer under this Agreement), including without limitation any Personnel of Company.

         12.3. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Section 12, Buyer, as Indemnifying Party, shall indemnify and hold harmless Seller and its Personnel, as Indemnified Parties, for, against and from any Loss or Losses suffered or incurred by Indemnified Party to the extent arising from
(a) any breach by Buyer of any representation or warranty of Indemnifying Party contained herein or in any document, certificate or other instrument required to be delivered hereunder which and to the extent it survives the Closing (pursuant to Section 12.1 hereof), (b) any breach of any covenant of Indemnifying Party contained in this Agreement or in any document, certificate or other instrument required to be delivered hereunder requiring performance responsibility or assumption of Liabilities on or after the Closing Date; (c) any claim arising directly or indirectly from any Business or activities of Company, its Subsidiaries or their respective successors in the Business or any additions thereto or extensions

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thereof conducted after the Closing; or (d) the failure of Company, its
Subsidiaries or their respective successors in the Business or any additions thereto or extensions thereof conducted after the Closing to discharge any Liabilities of Company which were the subject of Seller's Financial Accommodations in effect prior to Closing.

         12.4. TERMINATION OF INDEMNIFICATION. The obligations of Indemnifying Party hereto to indemnify and hold harmless an Indemnified Party hereto shall not terminate with respect to any item as to which the Indemnified Party hereto shall have, before the expiration of the applicable period in which a claim for indemnification under this Agreement can be made, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

         12.5. PROCEDURES RELATING TO INDEMNIFICATION.

                  (a) NOTICE. In order for an Indemnified Party to be entitled to any indemnification, defense or hold harmless provided for in this
         Section 12 in respect of any Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim within 30 business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party actually shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any Loss or Losses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 5 business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                  (b) PARTICIPATION. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Should the Indemnifying Party be entitled to, and so elect to, assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party is entitled to assume and does assume such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and the fees and expenses of such separate counsel shall be the expense of such Indemnified Party. If the Indemnifying Party is entitled to, and chooses to, defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and, upon the Indemnifying Party's request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making Personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party, without the written consent of the Indemnified Party, shall not settle or compromise or consent to the entry of any judgment with respect to any action or Third Party Claim unless written agreement is obtained releasing the Indemnified Party for all liability thereunder. If any of the conditions in this Section 12.5(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extend provided in this
         Section 12.

                  (c) ACCEPTANCE OR DISPUTE. Upon receipt of notice of any claim of indemnity hereunder, the Indemnifying Party, within 30 days after such receipt, shall notify the Indemnified Party that such Indemnifying Party either (i) acknowledges and accepts its obligation and agrees to accept liability for any losses resulting from such claim or (ii) disputes such claim. Failure to give such notice will be deemed to constitute acknowledgment and acceptance by the

         Indemnifying Party.

         12.6. PAYMENT OF INDEMNITY PAYMENTS. If any payment is due to an Indemnified Party, such payment shall be made to such Indemnified Party within 10 days of such payment becoming due, and any payment that is made after such 10th day shall bear interest from and including the date due to but excluding the date of payment, at a rate equal to the base or prime rate published by Citibank N.A. from time to time in effect on the date such payment became due, provided, that no payment shall be due so long as it is the subject of any reasonable contest by the Indemnifying Party.

         12.7. FRAUD. None of the limitations in this Section 12 shall apply to any matter giving rise to a claim which, or the delay in discovery of which, is the consequence of fraud or intentional concealment by Seller or Buyer.

13.      MISCELLANEOUS AND GENERAL.

         13.1. PAYMENT OF EXPENSES. Except as otherwise provided herein, whether or not the transaction shall be consummated, each party hereto shall pay their own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

         13.2. MODIFICATION OR AMENDMENT. At any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.



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         13.3. WAIVER OF CONDITIONS. The conditions to each of the parties'
obligations to consummate the transaction are for the sole benefit of such party and may be waived, in writing, by such party in whole or in part to the extent permitted by applicable law.

         13.4. COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         13.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         13.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

         If to Seller:

                  Viad Corp
                  1850 North Central Avenue
                  Phoenix, Arizona 85077-2212
                  Attn:  Vice President and General Counsel
                  Facsimile:  (602) 207-5480

         With copies to:



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

                  Vice President-Corporate Development
                  Viad Corp
                  1850 N. Central Avenue
                  Phoenix, AZ 85077-2411
                  Facsimile:  (602) 207-2832

         If to Buyer or Company:

                  Cruise Line Holdings Co.
                  c/o Berkshire Partners LLC
                  One Boston Place - 33rd Floor
                  Boston, MA 02108
                  Attn:  Bradley Bloom
                  Facsimile:  (617) 227-6105

         With copies to:

                  Ropes & Gray
                  One International Place
                  Boston, MA 02110-2624
                  Attn: David Chapin
                  Facsimile:  (617) 951-7050

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         13.7. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Confidentiality Letter dated February 24, 1998 ("Confidentiality Agreement"), previously executed by Buyer, the documents described herein and in the Schedules hereto, and the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any wholly owned subsidiary of Buyer and to CS First Boston as collateral assignee of Buyer, but no such assignment shall relieve Buyer of its obligations or liability hereunder if such assignee does not perform such obligations or discharge such liability.

         13.8. PARTIES IN INTEREST.

                  (a) SUCCESSORS. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns including without limitation CS First Boston as collateral assignee of Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever, including rights as a third-party beneficiary, under or by reason of this Agreement.

                  (b) COMPANY'S ASSUMPTION. In consideration of the terms and conditions herein and of the benefits each shall receive as a consequence of this Agreement, Buyer, at Closing, shall cause Company to execute and deliver to Seller the Assumption Agreement described in
         Section 9.3(b).

         13.9. OBLIGATION OF COMPANY.

                  (a) SELLER RESPONSIBILITY. Whenever this Agreement requires Company to take or refrain from taking any action prior to the Closing, such requirement shall be deemed to include an undertaking on the part of Seller to cause Company to take such action.

                  (b) BUYER RESPONSIBILITY. Whenever this Agreement requires Company to take or refrain from taking any action on or after the Closing, such requirement shall be deemed to include an undertaking on the part of the Buyer to cause Company or its successors in the ownership or operation of the Business (including additions thereto or extensions thereof after Closing) to take or refrain from taking such action.

         13.10. REMEDIES FOR BREACH. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions or any other equitable relief from a court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law, or in equity or under Section 13.13 hereof.

         13.11. CAPTIONS. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         13.12. FURTHER ASSURANCES. From time-to-time, at the request of either party hereto and without further consideration, the other party or parties will execute and deliver to such requesting party such documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby, including without limitation, vesting in Buyer good and valid title to the Shares being transferred hereunder.

         13.13. DISPUTE RESOLUTION. Subject to the provisions of

Section 13.10 hereof with respect to injunction, specific performance and other equitable relief, any dispute arising under or relating to this Agreement, including, without limitation, any dispute with respect to any indemnification claim or purchase price adjustment, will be settled in accordance with the dispute resolution procedures set forth on SCHEDULE 13.13 hereto.

         13.14. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

VIAD CORP                                            CRUISE LINE HOLDINGS CO.

By:    /s/ Wayne A. Wight                   By:    /s/ Bradley M. Bloom
    -----------------------------               -------------------------------

Name:  Wayne A. Wight                       Name:  Bradley M. Bloom
      ---------------------------                ------------------------------

Title: Vice President                       Title: President
       --------------------------                  ----------------------------